Exhibit 4.19

GLOBAL AVIATION HOLDINGS FUND LIMITED

as Sponsor

GAHF (IRELAND) LIMITED

as Borrower

CALEDONIAN AVIATION HOLDINGS LIMITED

as Purchaser

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE

as Initial Lender, Facility Agent and Security Trustee

LOAN AGREEMENT

relating to

Twenty (20) Airbus and Boeing Aircraft

THIS AGREEMENT is made on 14 November 2007

BETWEEN:

(1)	GLOBAL AVIATION HOLDINGS FUND LIMITED, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Sponsor”);

(2)	GAHF (IRELAND) LIMITED, a private limited company incorporated and existing under the laws of Ireland (the “Borrower”);

(3)	CALEDONIAN AVIATION HOLDINGS LIMITED, a private limited company incorporated and existing under the laws of Ireland (the “Purchaser”);

(4)	NORDDEUTSCHE LANDESBANK GIROZENTRALE, a public law banking institution organised and existing under the laws of the Federal Republic of Germany, as initial lender (in such capacity, the “Initial Lender”);

(5)	NORDDEUTSCHE LANDESBANK GIROZENTRALE, a public law banking institution organised and existing under the laws of the Federal Republic of Germany, as facility agent for and on behalf of the Lenders (in such capacity, the “Facility Agent”); and

(6)	NORDDEUTSCHE LANDESBANK GIROZENTRALE, a public law banking institution organised and existing under the laws of the Federal Republic of Germany, as security agent and trustee for and on behalf of the Finance Parties (in such capacity, the “Security Trustee”).

RECITAL:

The Lenders are willing, on the terms and subject to the conditions contained in this Agreement, to provide the Borrower with a commercial financing facility which may be utilised by the Borrower so as to assist the Purchaser in the partial financing of its acquisition of the issued share capital of Hobart Aviation pursuant to the Share Sale and Purchase Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following respective meanings:

“Accession Agreement” means an accession agreement in the form of Schedule 12 whereby an Obligor accedes to this Agreement.

“Advance” means, in relation to an Aircraft, the advance made or to be made by the Lenders to the Borrower in relation to such Aircraft on the Drawdown Date pursuant to and in accordance with the provisions of this Agreement, as specified in Part B of Schedule 4, and, at any time after the Drawdown Date, the principal amount thereof outstanding from time to time.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this agreement (including the Recital and the Schedules).

“Aircraft” means each of the twenty (20) aircraft set out in Schedule 2, being designated for the purposes of this Agreement as “Aircraft 1”, “Aircraft 2”, “Aircraft 3”, “Aircraft 4”, “Aircraft 5”, “Aircraft 6”, “Aircraft 7”, “Aircraft 8”, “Aircraft 9”, “Aircraft 10”, “Aircraft 11”, “Aircraft 12”, “Aircraft 13”, “Aircraft 14”, “Aircraft 15”, “Aircraft 16”, “Aircraft 17”, “Aircraft 18”, “Aircraft 19” and “Aircraft 20” respectively.

“Aircraft Mortgages” means, in relation to an Aircraft:

(a)	the English Law Aircraft Mortgage relating to such Aircraft;

(b)	the Local Law Aircraft Mortgage relating to such Aircraft (if any);

(c)	in relation to each of Aircraft 12 and Aircraft 18, any Lien over such Aircraft that is executed pursuant to or in connection with paragraph 13 of Schedule 6; and

(d)	any other Lien over such Aircraft that is executed pursuant to or in connection with paragraph 6 of Schedule 6,

(each, an “Aircraft Mortgage”).

“Airframe” means, in relation to an Aircraft, the airframe for such Aircraft as specified in Schedule 2.

“Airframe Manufacturer” means:

(a)	in relation to each of Aircraft 1 to Aircraft 8 inclusive, Aircraft 12 to Aircraft 14 inclusive and Aircraft 18 to Aircraft 20 inclusive, Airbus S.A.S.; and

(b)	in relation to each of Aircraft 9 to Aircraft 11 inclusive and Aircraft 15 to Aircraft 17 inclusive, The Boeing Company.

“Applicable Rate” means:

(a)	in relation to each Floating Rate Advance, the rate of interest that is the sum of LIBOR, the Margin and the Funding Costs; and

(b)	in relation to each Fixed Rate Advance, the fixed rate of interest specified in Part B of Schedule 4 as applicable to such Fixed Rate Advance (which fixed rate of interest includes the Margin and the Funding Costs).

“Appraised Current Market Value” means, in relation to an Aircraft and any date of determination, the average of the three (3) desk-top appraised Base Values of such Aircraft given by the Appraisers as at a date falling not more that three (3) months prior to such date of determination.

“Appraisers” means, together, Airclaims Limited, AVITAS and AVAC or any other internationally recognised and reputable appraiser of commercial aircraft agreed by the Borrower and the Facility Agent (acting on the instructions of all of the Lenders) (each, an “Appraiser”).

“Authorisation” means an authorisation, consent, approval, licence, exemption, filing or similar item.

“Availability Period” means the period from and including the date of this Agreement to and including the Availability Termination Date.

“Availability Termination Date” means the earlier of (a) 31 December 2007 or such later date as may be agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders) and (b) the date on which the Available Facility is reduced to zero or cancelled in accordance with the terms hereof.

“Available Facility” means an amount of up to US$720,000,000 (seven hundred and twenty million Dollars).

“Aviation Authority” means all and any of the authorities, government departments, committees or agencies which under the laws of the State of Registration may from time to time:

(a)	have control or supervision of civil aviation in the State of Registration; or

(b)	have jurisdiction over the registration, airworthiness or operation of, or other matters relating to, the Aircraft.

“Bank Guarantee” means the irrevocable standby letter of credit relating to certain obligations of the Borrower under this Agreement issued by the Bank Guarantor in favour of Security Trustee on the Drawdown Date.

“Bank Guarantor” means Australia and New Zealand Banking Group Limited.

“Base Value” means, in relation to an Aircraft, the underlying economic value of an aircraft of the same type and specification as such Aircraft, as determined by the Appraisers on the assumption that such Aircraft is in the return condition required by the terms of the Lease Agreement for such Aircraft.

“Basel II Framework” means the framework relating to capital adequacy requirements and regulatory supervision set out in the paper entitled “International Convergence of Capital Measurement and Capital Standards: A Revised Framework – Comprehensive Version” published in June 2006 by the Basel Committee on Banking Supervision.

“Borrowed Money” means indebtedness incurred by any Obligor in respect of (a) money borrowed, (b) any amount raised pursuant to the issue of any bond, note, loan stock, debenture or similar instrument, (c) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent, (d) receivables sold or discounted (otherwise than on a non-recourse basis), (e) deferred payments for assets or services acquired (to the extent that payment is deferred for at least thirty (30) days after the date of supply) if one of the primary reasons behind the deferral is to raise finance, (f) rental payments under and any amounts payable on termination of leases or hire purchase contracts (whether in respect of aircraft, land, machinery, equipment or otherwise) with a term which, either by extension or otherwise, may exceed one year, (g) swaps, forward exchange contracts, futures and other derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (h) any other transaction (including, without limitation, forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (b) to (g) above, and (i) (without double counting) guarantees or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (h) above.

“Breakage Profits” means:

(a)	in relation to any Floating Rate Advance (or any part of it) and for so long as interest thereon is calculated by reference to a floating rate of interest, the amount (if any) by which:

(i)	the amount which a Lender is able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period in respect of such Floating Rate Advance;

exceeds:

(ii)	the interest (such interest to exclude the Margin and the Funding Costs) which such Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan to the last day of the current Interest Period in respect of such Floating Rate Advance, had the principal amount received been paid on the last day of such Interest Period; or

(b)	in relation to any Fixed Rate Advance (or any part of it) and for so long as interest thereon is calculated by reference to a fixed rate of interest, the amount calculated in accordance with the standard ISDA formula (reflecting the concepts outlined in the “Market Quotation” Second Method definition).

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business of the nature required by the Transaction Documents in London, Hannover, New York and Dublin provided that:

(a)	in relation to a day on which a payment is to be made under a Transaction Document in Dollars, such day needs only be a day on which banks are open for foreign exchange business in New York; and

(b)	in relation to the definition of Quotation Day for an interest rate based on LIBOR, such day needs only be a day on which banks are open for foreign exchange business in London.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol thereto on Matters Specific to Aircraft Equipment (the “Protocol”) adopted in Cape Town on 16 November 2001.

“Change in Law” means any change in, deletion from, amendment or addition to or introduction of, any applicable law, regulation or official directive (whether or not having the force of law, but in respect of which compliance by banks or other financial institutions in the relevant jurisdiction is generally customary) or any change in the interpretation or administration of any thereof by any court, tribunal or other competent authority, in each case from that existing as at the date of this Agreement.

“Commitment” means, save as otherwise provided herein:

(a)	in relation to the Initial Lender, the amount of US$720,000,000 (seven hundred and twenty million Dollars); and

(b)	in the case of any other Lender, the amount of Commitment transferred to it under this Agreement, in each case to the extent not cancelled, reduced or transferred by it in accordance with the terms of this Agreement.

“Company Guarantee” means, in relation to each Obligor (other than the Borrower, the Sponsor and each Irish Holding Company), the guarantee relating to the obligations of the Borrower under this Agreement entered into or to be entered into between such Obligor and the Security Trustee.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 or in such other form as may be agreed by the Borrower and the Facility Agent.

“Compulsory Acquisition” means the requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of an Aircraft by any Governmental Authority or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title.

“Consultation Period” has the meaning ascribed thereto in Clause 17.2.

“Cross Acceleration Event” means the default by any Obligor in the performance of any obligation in respect of indebtedness for Borrowed Money in an aggregate amount of more than ten million Dollars (US$10,000,000) (or the equivalent thereof in any other currency), as a result of which the holder of such indebtedness for Borrowed Money accelerates or demands repayment of such indebtedness for Borrowed Money.

“Cut-Off Date” means the date that falls ten (10) Business Days after the Drawdown Date.

“Damage Notification Threshold” means, in relation to any Aircraft (or any Engine or any Part relating to such Aircraft), an amount equal to the greater of (a) US$250,000 (two hundred and fifty thousand Dollars) and (b) such amount as may be specified in the Operative Lease Agreement relating to such Aircraft.

“Default Interest Period” has the meaning ascribed thereto in Clause 12.1.

“Default Rate” has the meaning ascribed thereto in Clause 12.2.

“Deutsche Bank Equity Bridge Facility” means a bridge financing facility provided or to be provided by Deutsche Bank AG to the Borrower pending completion of any IPO.

“Disclosure Letter” means the letter provided or to be provided by the Borrower to the Facility Agent on or before the Drawdown Date with respect to the Irish Group Companies and the financing arrangements for the Irish Group Companies.

“Dollars” and “US$” means the lawful currency of the United States of America.

“Drawdown Date” means the date on which all of the Advances are or are to be made, which date shall be a Business Day.

“Drawdown Notice” means a notice from the Borrower substantially in the form set out in Schedule 9 or in such other form as may be agreed by the Borrower and the Facility Agent.

“Engines” means, in relation to an Aircraft, the engines for such Aircraft as specified in Schedule 2 (each, an “Engine”).

“Engine Manufacturer” means:

(a)	in relation to each of Aircraft 2, Aircraft 7, Aircraft 8, Aircraft 12, Aircraft 15, Aircraft 16 and Aircraft 17, CFM International, Inc.;

(b)	in relation to each of Aircraft 1, Aircraft 9, Aircraft 10 and Aircraft 11, CFM International, S.A.;

(c)	in relation to each of Aircraft 3, Aircraft 4, Aircraft 5, Aircraft 6, Aircraft 13, Aircraft 14 and Aircraft 18, IAE International Aero Engines AG; and

(d)	in relation to each of Aircraft 19 and Aircraft 20, Rolls-Royce plc.

“English Law Aircraft Mortgage” means, in relation to an Aircraft, the English law mortgage relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft (or, in the case of Aircraft 17, the Owner Trustee) and the Security Trustee.

“Event of Default” means any of the events or circumstances specified in Clause 11.1.

“Excepted Property” means all of the right, title and interest of each Obligor in and to any and all indemnity payments that may from time to time be payable to such Obligor for its own account pursuant to any Lease Document.

“Existing Financing” means the existing financing of the Aircraft by Norddeutsche Landesbank Girozentrale.

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by any Finance Party or any Receiver) of:

(a)	all losses, liabilities, claims, costs, charges, expenses and outgoings of whatever nature (including, without limitation, Taxes, stamp duties, registration fees and insurance premiums) suffered, incurred or paid by any Finance Party or any Receiver in connection with the exercise, preservation or enforcement of any right, power or remedy under or in relation to any Transaction Document; and

(b)	interest on all such losses, liabilities, claims, costs, charges, expenses and outgoings from the date on which the same were suffered, incurred or paid by any Finance Party or any Receiver until the date of receipt or recovery (whether before or after judgment) at the Default Rate for the applicable period.

“Extension Option” means the option of the Borrower with respect to the Extension Option Aircraft pursuant to Clause 6.2.

“Extension Option Aircraft” means either or both or Aircraft 19 and Aircraft 20.

“Extension Option Guarantee” means, in relation to an Extension Option Aircraft, any guarantee relating to certain financial obligations of the Borrower under this Agreement that is executed in favour of the Security Trustee after the date of this Agreement as a result of the operation of paragraph 1 of Part B of Schedule 6.

“Facility” means the secured commercial loan facility granted to the Borrower pursuant to Clause 2.1.

“Fee Letters” means the fee letter dated of even date herewith and entered into between the Borrower and the Facility Agent and any other fee letter relating to the transactions contemplated by the Transaction Documents and entered into from time between any Obligor and any Finance Party (each, a “Fee Letter”).

“Fees” means the upfront fee payable by the Borrower to the Facility Agent on or before the Drawdown Date and any other fee payable from time to time by any Obligor to any Finance Party in relation to the transactions contemplated by the Transaction Documents, in each case only as expressly contemplated by the Fee Letters.

“Final Repayment Date” means the fifth (5th) anniversary of the Drawdown Date (subject always to the provisions of Clause 6.2 with respect to the Advances for the Extension Option Aircraft).

“Finance Parties” means, together, the Lenders, the Facility Agent and the Security Trustee (each, a “Finance Party”).

“Finance Party Lien” means any Lien to the extent the same arises in respect of (a) a debt, liability or other obligation (whether financial or otherwise) of any Finance Party (other than any such Lien created pursuant to the Transaction Documents), (b) any breach by any Finance Party of its express obligations under any Transaction Document or (c) any act or omission of any Finance Party not related to the transactions contemplated by the Transaction Documents (but in the case of each of (a), (b) and (c) above, excluding any Lien to the extent the same arises as a result of any act, omission, default or misrepresentation or the gross negligence or wilful misconduct of any Obligor).

“Fixed Rate Advances” means the Advances for each of the Aircraft, other than Aircraft 13, Aircraft 14, Aircraft 18, Aircraft 19 and Aircraft 20 (each, a “Fixed Rate Advance”).

“Floating Rate Advances” means the Advances for each of Aircraft 13, Aircraft 14, Aircraft 18, Aircraft 19 and Aircraft 20 (each, a “Floating Rate Advance”).

“Funding Costs” means zero point two five per cent. (0.25%) per annum.

“Governmental Authority” means (a) any national government, political sub-division thereof, or local jurisdiction therein whether de facto or de jure and/or (b) any board, commission, department, division, organ, instrumentality, court or agency thereof, howsoever constituted and/or (c) any association, organisation or institution of which any entity mentioned in (a) or (b) above is a member or who is controlled directly or indirectly thereby (and for these purposes “control” shall mean the power to direct its management and its policies whether through the ownership of voting capital, by contract or otherwise).

“Guarantees” means, together, the Company Guarantees, the Bank Guarantee, any IPO Replacement Guarantee and any Extension Option Guarantee (each, a “Guarantee”).

“Hobart Aviation” means Hobart Aviation Holdings Limited (formerly Lease Corporation International Limited), a private limited company incorporated and existing under the laws of Ireland.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Illegality Event” means the occurrence of any of the following events or circumstances as a result of any Change in Law:

(a)	it becomes unlawful or impossible without breaching any applicable law (i) for any Obligor to perform any of its obligations under any Transaction Documents to which it is a party, or (ii) for any Finance Party to exercise any of its rights or powers in relation to any Obligor under any Transaction Documents to which it is a party; or

(b)	it becomes unlawful or impossible without breaching any applicable law for any Lender to fund, maintain or give effect to its obligations with respect to the Facility or an Advance; or

(c)	all or any material part of any Transaction Document to which any Obligor is a party becomes void, illegal, invalid, unenforceable or of limited force and effect in respect of the performance by such Obligor of any obligation thereunder; or

(d)	any Lien constituted by any of the Security Documents or the indebtedness secured thereby (i) is or becomes deemed under applicable law discharged (other than by payment), varied or deferred or (ii) loses any stated or applicable priority and such event, in the opinion of the Facility Agent (acting reasonably and on the instructions of an Instructing Group), has a material adverse effect on the interests, rights or position of any of the Finance Parties under any Transaction Document; or

(e)	any Authorisation required in relation to any Obligor by applicable law for the validity or legality of any Transaction Document to which any Obligor is a party or the performance thereof by any Obligor is withdrawn or ceases, for any reason, to be in full force and effect or is not renewed or obtained when required and such event, in the opinion of the Facility Agent (acting reasonably and on the instructions of an Instructing Group), has or might have a material adverse effect on the interests, rights or position of any of the Finance Parties under any Transaction Document, unless, in each case, such event or circumstance is or occurs as a result of an Event of Default.

“Increased Costs” has the meaning ascribed thereto in Clause 16.

“Indemnitee” has the meaning ascribed thereto in Clause 14.1.

“Instructing Group” means:

(a)	if the Loan is not then outstanding, a Lender or Lenders whose Commitments aggregate more than sixty six point six six per cent. (66.66%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than sixty six point six six per cent. (66.66%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participation in the Loan aggregates more than sixty six point six six per cent. (66.66%) of the amount of the Loan.

“Insurances” means, in relation to an Aircraft, all policies and contracts of insurance maintained or required to be maintained in relation to such Aircraft in accordance with the terms of this Agreement and/or the Operative Lease Agreement relating to such Aircraft.

“Insurance Proceeds” means any and all amounts payable in consequence of any claim under the Insurances (other than third party liability insurances).

“Interest Period” means each period for the calculation of interest in relation to the Advances, as determined pursuant to Clause 4.3 and Clause 4.4.

“IPO” means any issue of equity or other capital raising by the IPO Entity, currently contemplated as an initial public offering on the Australian Securities Exchange before 30 June 2008.

“IPO Accounting Principles” means generally accepted accounting principles in the jurisdiction of incorporation of the IPO Entity.

“IPO Entity” means Global Aviation Leasing Limited, the issuer of the equity or other capital under the IPO.

“IPO Group” means the IPO Entity and its Subsidiaries from time to time.

“IPO Replacement Date” means the date upon which (a) the IPO Replacement Guarantee is executed in favour of the Security Trustee and (b) the other conditions set out in paragraph 3 of Part B of Schedule 7 are satisfied.

“IPO Replacement Guarantee” means any guarantee replacing the Bank Guarantee that is executed by the IPO Entity in favour of the Security Trustee after the date of this Agreement as a result of the operation of paragraph 3 of Part B of Schedule 6.

“Irish Aircraft Companies” means the Irish-incorporated companies specified in Schedule 1 (each, an “Irish Aircraft Company”).

“Irish Group Companies” means, together, Temple Aviation Holdings Limited (being the owner of the entire issued share capital of the Borrower on the date hereof), the Borrower, any Irish-incorporated Affiliate of any such company from time to time and any other Irish Related Company from time to time (other than the Purchaser, the Irish Holding Companies and the Irish Aircraft Companies) (each, an “Irish Group Company”).

“Irish Holding Companies” means, together, Churchill Aviation Limited, Drake Aviation Limited, Goa Aviation Limited, Marlborough Aviation Limited, Montgomery Aviation Limited, Mumbai Aviation Limited, Nelson Aviation Limited and Roosevelt Holdings Limited, each an Irish-incorporated limited liability company (each, an “Irish Holding Company”).

“Irish Insolvency Event” means any commencement (or the likelihood of any commencement) of Irish examinership proceedings with respect to any Irish Group Company.

“Irish Related Company” has the meaning ascribed to the term “related company” in section 4 of the Companies (Amendment) Act 1990.

“L/C Issuer” means any person that provides a Letter of Credit from time to time.

“Lease Agreement” means:

(a)	in relation to each Aircraft, the lease agreement specified as such in Part A of Schedule 3;

(b)	in relation to each of Aircraft 7, Aircraft 8, Aircraft 9, Aircraft 10, Aircraft 11 and Aircraft 16, the Sub-Lease Agreement relating to such Aircraft, and, in relation to Aircraft 16, the sub-sub-lease agreement for such Aircraft specified in Part A of Schedule 3;

(c)	in relation to any Aircraft, any Subsequent Lease Agreement relating to such Aircraft.

“Lease Documents” means, in relation to an Aircraft, the Lease Agreement relating to such Aircraft, the Lease Support Documents relating to such Aircraft, any Lease Management Agreement relating to such Aircraft, any Remarketing Agreement relating to such Aircraft, all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Borrower and the Security Trustee (each, a “Lease Document”).

“Lease Event of Default” has, in relation to an Aircraft, the meaning ascribed to the term “Event of Default” (or to any similar or analogous term) in the Operative Lease Agreement relating to such Aircraft.

“Lease Guarantee” means, in relation to an Aircraft:

(a)	the guarantee (if any) executed before the date of this Agreement in support of the Lessee’s obligations under the Lease Agreement relating to such Aircraft, as specified in Part B of Schedule 3; and

(b)	any guarantee or similar instrument (other than a Letter of Credit) executed after the date of this Agreement in support of the Lessee’s obligations under the Operative Lease Agreement relating to such Aircraft.

“Lease Guarantor” means any person that provides a Lease Guarantee from time to time.

“Lease Maintenance Reserve Amounts” means, in relation to an Aircraft, all amounts paid or payable from time to time by way of maintenance reserves or maintenance adjustment by the Lessee of such Aircraft under the Operative Lease Agreement relating to such Aircraft.

“Lease Manager” means, in relation to any Aircraft and the Lease Management Agreement for such Aircraft, Global Aviation Asset Management Pty Ltd. and/or such other person as may from time to time be appointed as the lease manager in relation to such Aircraft with the prior written consent of the Security Trustee.

“Lease Management Agreement” means, in relation to an Aircraft, any lease management (or similar) agreement relating to such Aircraft entered into from time to time between the Lease Manager, an Obligor and/or any other person.

“Lease Rental Account” means, in relation to an Aircraft, the designated account for the payment of Lease Rental Amounts with respect to such Aircraft, as specified in Part C of Schedule 3.

“Lease Rental Amounts” means, in relation to an Aircraft, all amounts of rental paid or payable from time to time by the Lessee of such Aircraft under the Operative Lease Agreement relating to such Aircraft.

“Lease Security Amounts” means, in relation to an Aircraft, all amounts of any deposit and / or the proceeds of any Letter of Credit or Lease Guarantee from time to time, in each case securing the obligations of the Lessee of such Aircraft under the Operative Lease Agreement relating to such Aircraft.

“Lease Support Documents” means, in relation to an Aircraft, any Letter of Credit, any Lease Guarantee, any Lessee Security Agreement and any other document specified as such in Part B of Schedule 3, in each case relating to such Aircraft (each, a “Lease Support Document”).

“Lenders” means, together, the Initial Lender and its and any subsequent Transferees (each, a “Lender”).

“Lending Office” means (a) in relation to the Initial Lender, its office at the address specified in Clause 33.3, (b) in relation to any other Lender, its office at the address specified in the Transfer Certificate whereby such Lender becomes a Party or (c) in the case of any Lender, such other office or offices as it may from time to time notify to the Facility Agent and the Borrower.

“Lessee” means, in relation to an Aircraft, each person that is specified as such in Schedule 2 and any other operator of such Aircraft from time to time pursuant to and in accordance with the provisions of the Lease Agreement relating to such Aircraft and this Agreement.

“Lessee Refinancing Notification Letter” means, in relation to each Aircraft, the letter to be provided by the Owner of such Aircraft to the Lessee of such Aircraft on or before the Drawdown Date whereby such Owner notifies such Lessee of certain matters with respect to the refinancing of such Aircraft.

“Lessee Security Agreement” means, in relation to an Aircraft:

(a)	the security assignment (if any) executed before the date of this Agreement by the Lessee of such Aircraft in favour of the Owner of such Aircraft, as specified in Part B of Schedule 3; and

(b)	any security assignment executed after the date of this Agreement by the Lessee of such Aircraft in favour of the Owner of such Aircraft.

“Letter of Credit” means, in relation to an Aircraft:

(a)	each letter of credit (if any) issued before the date of this Agreement in support of the Lessee’s obligations under the Lease Agreement relating to such Aircraft, as specified in Part B of Schedule 3; and

(b)	any letter of credit issued after the date of this Agreement in support of the Lessee’s obligations under the Operative Lease Agreement relating to such Aircraft.

“LIBOR” means, in relation to any amount denominated in Dollars or any other currency on which interest for a given period is to accrue:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the period of that amount) the arithmetic means of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in Dollars or such other currency for a period comparable to the relevant period of the relevant amount.

“Lien” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind or any other right, agreement or arrangement having a similar effect (including without limitation title transfer and/or retention arrangements and rights of possession or detention).

“Loan” means the aggregate amount of the Advances from time to time.

“Loan Documents” means, together, this Agreement, the Fee Letters, the Guarantees, all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Borrower and the Security Trustee (each, a “Loan Document”).

“Local Law Aircraft Mortgage” means:

(a)	in relation to each of Aircraft 1 and Aircraft 2, the French law mortgage relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee;

(b)	in relation to each of Aircraft 7 and Aircraft 8, the Finnish law mortgage relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee;

(c)	in relation to Aircraft 15, the Omani law mortgage relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee; and

(d)	in relation to each of Aircraft 16 and Aircraft 17, the Chinese law mortgage relating to such Aircraft entered into or to be entered into between (i) in the case of Aircraft 16, the Owner of such Aircraft and the Security Trustee and (ii) in the case of Aircraft 17, the Owner Trustee and the Security Trustee.

“Losses” means any losses, costs, charges, expenses, interest, fees, payments, demands, liabilities, claims, penalties, fines, damages, adverse judgements, orders or other monetary sanctions but excludes Taxes.

“LTV Ratio” means, in relation to any Advance, the Aircraft that corresponds to such Advance and any date of determination, the proportion borne by (a) the outstanding amount of such Advance on such date to (b) the Appraised Current Market Value of such Aircraft on such date, expressed as a percentage.

“Margin” means zero point nine five per cent. (0.95%) per annum.

“Net Sale Proceeds” means, in relation to a sale or other disposal of an Aircraft, the amount actually received by an Obligor, the Security Trustee, a Receiver or any other person on its behalf from a purchaser of such Aircraft after deducting the costs and expenses incurred in connection with such sale or other disposal including without limitation, Taxes, broker’s commissions, redelivery costs, marketing expenses, reconfiguration and maintenance expenses, legal costs, storage, insurance, registration fees and any other Expenses, in each case incurred pursuant to the terms of the sale or other disposal of such Aircraft.

“Obligors” means, together, the Sponsor, the Borrower, the Purchaser, each Irish Aircraft Company, each Aircraft Holding Company and each other person designated as such in writing by the Borrower and the Security Trustee (each, an “Obligor”).

“Operative Lease Agreement” means:

(a)	in relation to each Aircraft (other than Aircraft 16), the lease agreement specified as the “Lease Agreement” in Part A of Schedule 3; and

(b)	in relation to Aircraft 16, the Sub-Lease Agreement relating to such Aircraft.

“Original Repayment Schedule” means the repayment schedule relating to the Advances set forth in Part A of Schedule 4.

“Owner” means, in relation to an Aircraft, the Irish Aircraft Company that is specified as the owner of such Aircraft in Schedule 2.

“Owner Account Pledge Agreement” means, in relation to an Aircraft, the German law pledge agreement relating to, inter alia, the Lease Rental Account for such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee.

“Owner Security Agreement” means:

(a)	in relation to each of Aircraft 3 to Aircraft 6 inclusive, Aircraft 9 to Aircraft 11 inclusive, Aircraft 13 to Aircraft 15 inclusive and Aircraft 18 to Aircraft 20 inclusive, the English law security agreement relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee;

(b)	in relation to each of Aircraft 1, Aircraft 2, Aircraft 12 and Aircraft 16, the New York law security agreement relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee;

(c)	in relation to each of Aircraft 7 and Aircraft 8, each of (i) the English law security agreement relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee and (ii) the New York law security agreement relating to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee; and

(d)	in relation to Aircraft 17, each of (i) the English law security agreement relating to such Aircraft entered into or to be entered into between the Owner Trustee and the Security Trustee and (ii) the New York law security agreement relating to the beneficial interest with respect to such Aircraft entered into or to be entered into between the Owner of such Aircraft and the Security Trustee.

“Owner Trustee” means Wells Fargo Bank Northwest, National Association, a national banking association organised and existing under the laws of the State of Utah, United States of America.

“Part” has, in relation to an Aircraft, the meaning ascribed thereto in the Operative Lease Agreement relating to such Aircraft.

“Parties” means, together, the parties to this Agreement from time to time (each, a “Party”).

“Percentage” means, in relation to a Lender, the proportion borne by such Lender’s participation in the Loan to the amount of the Loan, expressed as a percentage.

“Permitted Liens” means any of the following:

(a)	Liens expressly permitted by or constituted by any Transaction Document;

(b)	airports’, air navigation authorities’, airport hanger keepers’, materialmen’s, mechanics’, workmen’s repairmen’s, employees’ or other like Liens arising in the ordinary course of business by statute or by operation of applicable law securing amounts, which are not overdue or which are being contested in good faith by appropriate proceedings (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(c)	Liens for taxes (including fees or charges of any airport or air navigation authority) not yet assessed or if assessed either not yet due and payable or if due and payable being contested by in good faith by appropriate proceedings (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(d)	Liens arising out of judgements or awards with respect to which an appeal or proceeding for review is being prosecuted in good faith (and for which adequate reserves exist or, when required in order to pursue such proceedings, an adequate bond has been provided), so long as such proceedings or the continued existence of the relevant Lien do not involve any risk of the sale, forfeiture or loss of the Aircraft or any interest therein;

(e)	salvage or similar rights of insurers under the Insurances;

(f)	any other Lien created with the prior written consent of each Representative; and

(g)	any Finance Party Lien.

“Prepayment Date” means, in relation to any Prepayment Event, the date on which such Prepayment Event occurs.

“Prepayment Event” means the occurrence of any of the following events in relation to an Aircraft:

(a)	any Obligor (or any other person on its behalf) completes any sale of such Aircraft to any other person; or

(b)	any payment consequent upon the occurrence of a Total Loss in relation to such Aircraft pursuant to the Lease Agreement relating to such Aircraft becomes due and payable by the Lessee of such Aircraft.

“Proceeds” means any Net Sale Proceeds, any Insurance Proceeds, any Lease Rental Amounts, any Lease Security Amounts, any Lease Maintenance Reserve Amounts, any Warranty Proceeds, any Requisition Compensation and any other amounts (other than amounts relating to Excepted Property) received by any Party (other than pursuant to Clause 20) or a Receiver pursuant to any Transaction Document whether or not by reason of the exercise of their respective powers thereunder or with respect thereto or otherwise.

“Qualifying Lender” means, in relation to an Advance, a Lender which is beneficially entitled to interest payable in relation to such Advance and which is:

(a)	treated as a resident of a Treaty State for the purposes of a Treaty; or

(b)

(i)	a company that is resident in a member state of the European Union (other than Ireland) for tax purposes in such member state or that is resident in a Treaty State for tax purposes in such Treaty State;

(ii)	a corporation that is incorporated under the laws of the United States of America provided that such entity is subject to federal tax in the United States of America on its worldwide income; or

(iii)	a limited liability company (LLC) that is incorporated under the laws of the United States of America provided that (x) each ultimate recipient of such interest is (A) treated as a resident of a Treaty State for the purposes of a Treaty or (B) resident in a member state of the European Union (other than Ireland) for tax purposes in such member state and (y) the business conducted through such limited liability company is so structured for market reasons and not for tax avoidance purposes, in each case provided that such Lender is not carrying on a trade or business in Ireland through an agency or branch with which the interest payments made in relation to such Advance are connected; or

(c)	the holder of a licence for the time being in force granted under section 9 of the Irish Central Bank Act 1971 and whose Lending Office is located in Ireland, or an authorised credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland, in each case provided that it is carrying on a bona fide banking business in Ireland with which the interest payments made in relation to such Advance are connected; or

(d)	a body corporate which is resident in Ireland for the purposes of Irish tax or which carries on a trade in Ireland through a branch or agency:

(i)	which makes such Advance in the ordinary course of a trade which includes the lending of money; and

(ii)	in whose hands any interest payable in respect of such Advance is taken into account in computing the trading income of the company; and

(iii)	which has complied with all of the provisions of Section 246(5)(a) of the Taxes Consolidation Act, 1997 of Ireland as amended (“the Taxes Act”), including making the appropriate notifications thereunder to the Revenue Commissioners of Ireland and the relevant Lender has not ceased to be a company to which Section 246(5)(a) applies; or

(e)	a qualifying company within the meaning of Section 110 of the Taxes Act.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined based on LIBOR, the date falling two (2) London Business Days before the first day of that period (or such later time as the Facility Agent may agree), unless market practice differs in the London interbank market for a currency, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means and includes any administrative receiver and any other receiver and/or manager of the whole or any part of the undertaking and/or assets of the relevant mortgagor or assignor appointed under any of the Trust Documents (and whether acting as agent for the relevant mortgagor or assignor or otherwise).

“Recourse Event of Default” means any Event of Default under Clause 11.1(d).

“Recourse Obligations” means any obligation of any Relevant Obligor under any of paragraphs 5 (No prejudice to interests), 8 (Amendments to Transaction Documents), 11 (Negative Pledge), 15 (Operation of AIrcraft), 16 (Leasing, Re-Leasing and Sale), 18 (Lease Maintenance Reserves and Security Deposits), 19 (Lease Documents), 20 (Ownership), 21 (No other business), 22 (No other liabilities), 23 (Conduct of Business) and 24 (Irish Group Companies) of Part A of Schedule 6, in each case to the extent that breach of such obligation cannot be caused by acts or omissions of persons other than any Relevant Obligor.

“Reference Banks” means the principal London offices of Norddeutsche Landesbank Girozentrale, Barclays Bank PLC and Deutsche Bank AG or such other bank or banks as may from time to time be appointed by the Facility Agent in consultation with the Lenders and (prior to the occurrence of an Event of Default that is continuing) the Borrower (each, a “Reference Bank”).

“Relevant Obligor” means each Obligor that is, or becomes after the date of this Agreement, a Party.

“Relevant Persons” means, together, the Obligors, each Lessee, each Lease Guarantor, each L/C Issuer, each Airframe Manufacturer and each Engine Manufacturer (each, a “Relevant Person”).

“Remarketing Agent” means, in relation to any Aircraft and the Remarketing Agreement for such Aircraft, Global Aviation Asset Management Pty Ltd. and/or such other person as may from time to time be appointed as the remarketing agent in relation to such Aircraft with the prior written consent of the Security Trustee.

“Remarketing Agreement” means, in relation to an Aircraft, any remarketing (or similar) agreement relating to such Aircraft entered into from time to time between the Remarketing Agent, an Obligor and/or any other person.

“Repayment Date” means each of the dates set forth in the Repayment Schedule provided that if any such date is not a Business Day, it shall be the next succeeding Business Day, unless such next succeeding Business Day falls in the next calendar month in which case such date shall be the immediately preceding Business Day.

“Repayment Schedule” means the Original Repayment Schedule and any repayment schedule substituted therefor pursuant to Clause 6.3.

“Representatives” means, together, the Facility Agent and the Security Trustee (each, a “Representative”).

“Requisition Compensation” means all moneys and other compensation from time to time payable in respect of any Compulsory Acquisition.

“Screen Rate” means in relation to LIBOR and any period in relation thereto, the British Bankers’ Association Interest Settlement Rate for the relevant currency and for the relevant period displayed on the appropriate page of the Reuters screen. If no such page or service is available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Lenders and (prior to the occurrence of an Event of Default that is continuing) the Borrower.

“Secured Obligations” means (a) any and all moneys and financial liabilities which are (or which are expressed to be) now or at any time hereafter due, owing or payable by any Obligor to any Finance Party in any currency, actually or contingently, with another or others, as principal or surety, on any account whatsoever under or in relation to any Transaction Document, including as a consequence of any breach, non-performance, disclaimer or repudiation by any Obligor (or by a liquidator, receiver, administrative receiver, administrator or any similar officer in respect of such Obligor) of any of such Obligor’s obligations under or in relation to any Transaction Document, and (b) any and all obligations which are (or which are expressed to be) now or at any time hereafter to be performed by any Obligor in favour of any Finance Party under or in relation to any Transaction Document (and any and all such moneys, liabilities and obligations of any Obligor shall form part of the Guaranteed Obligations (i) whether or not such Obligor is personally liable for the same and whether or not any recourse may be had with respect thereto against such Obligor and/or its assets and (ii) (without limiting the foregoing) notwithstanding the limited recourse provisions of Clause 34).

“Security Documents” means, together, the Share Charges, the Aircraft Mortgages for all of the Aircraft, the Owner Security Agreements for all of the Aircraft, the Owner Account Pledge Agreements for all of the Aircraft, each other document executed by any Obligor or any other person in favour of any Finance Party (directly or indirectly) so as to provide security for the Secured Obligations and each other document designated as such in writing by the Borrower and the Security Trustee (each, a “Security Document”).

“Security Period” means the period commencing on the date hereof and terminating on the date upon which all of the Secured Obligations have been discharged.

“Share Charge” means, in relation to each Obligor (other than the Borrower and the Sponsor), the Irish law share charge relating to the shares of such Obligor entered into or to be entered into between the owner(s) of the entire issued share capital of such Obligor and the Security Trustee.

“Share Sale and Purchase Agreement” means the agreement relating to the sale and purchase of the entire issued share capital of Hobart Aviation dated 26 October 2007 and entered into between Lease Corporation International (Aviation) Limited, Arabella Group Limited, the Purchaser and the Sponsor.

“State of Registration” has, in relation to an Aircraft, the meaning ascribed to such term (or to any similar or analogous term) in the Operative Lease Agreement relating to such Aircraft.

“Sub-Lease Agreement” means, in relation to each of Aircraft 7, Aircraft 8, Aircraft 9, Aircraft 10, Aircraft 11 and Aircraft 16, the lease agreement specified as such in Part A of Schedule 3.

“Sub-Lessee” means, in relation to each of Aircraft 7, Aircraft 8, Aircraft 9, Aircraft 10, Aircraft 11 and Aircraft 16, the person specified as such in Part A of Schedule 3.

“Subsequent Lease Agreement” has the meaning ascribed thereto in paragraph 16(d) of Part A of Schedule 6.

“Subsequent Security Documents” means:

(a)	the English Law Aircraft Mortgages;

(b)	the Local Law Aircraft Mortgages;

(c)	the Owner Security Agreements (together with the related notices and acknowledgements);

(d)	the Owner Account Pledge Agreements (together with the related notices and acknowledgements);

(e)	the Share Charges executed in relation to the Irish Holding Companies and the Owners; and

(f)	the Company Guarantees executed by the Irish Aircraft Companies,

(each, a “Subsequent Security Document”).

“Subsidiary” means:

(a)	in relation to any company that is incorporated under the laws of Ireland, a subsidiary within the meaning of section 155 of the Companies Act 1963; and

(b)	in relation to any company or corporation that is not incorporated under the laws of Ireland, a company or corporation:

(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(ii)	more than half the issued voting share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation under the laws of its jurisdiction of incorporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Surplus Proceeds” has the meaning ascribed thereto in Clause 20.6.

“Taxes” means all present and future taxes, levies, imposts, withholdings, deductions, duties or charges of any nature whatsoever, and wheresoever imposed or withheld, including (without limitation) value added tax or any other tax in respect of added value and any franchise, transfer, sales, use, business, occupation, excise, personal property, real property, stamp or other tax imposed by any national or regional taxing or fiscal authority or agency, together with any penalties, additions to tax, fines or interest thereon; and “Tax” and “Taxation” shall be construed accordingly.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” has, in relation to an Aircraft or an Engine, the meaning ascribed to such term (or to any similar or analogous term) in the Operative Lease Agreement relating to such Aircraft.

“Total Loss Payment Date” means, in relation to an Aircraft, the date following the occurrence of a Total Loss in relation to such Aircraft upon which the Lessee of such Aircraft becomes obliged to make any consequent payment pursuant to the provisions of the Operative Lease Agreement relating to such Aircraft.

“Total Loss Proceeds” means, in relation to an Aircraft, the Insurance Proceeds payable in respect of a Total Loss in relation to such Aircraft.

“Transaction Documents” means, together, the Loan Documents, the Security Documents, the Lease Documents, all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Borrower and the Security Trustee (each, a “Transaction Document”).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 10 or in such other form as may be agreed by the Borrower and the Facility Agent.

“Transferee” means a person to whom a Lender transfers all or part of its rights and obligations under this Agreement and the other Transaction Documents to which it is a party upon and subject to the terms and conditions set out in Clause 31.

“Treaty State” means a jurisdiction having a double taxation agreement with Ireland that is in effect (a “Treaty”).

“Trusts” means the trusts constituted in favour of the Finance Parties pursuant to the Trust Documents.

“Trust Documents” means, together, the Security Documents and each other Transaction Document that forms part of the collateral under a Security Document (each, a “Trust Document”).

“Trust Property” means (a) the Trust Documents and the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee under or pursuant to the Trust Documents and (b) all Proceeds and any other moneys, property or other assets paid or transferred to or vested in the Security Trustee or received or recovered by the Security Trustee pursuant to, or in connection with, any of the Trust Documents.

“Unpaid Sum” has the meaning ascribed thereto in Clause 12.1.

“Warranties” means, in relation to an Aircraft, any and all warranties given by the applicable Airframe Manufacturer, the applicable Engine Manufacturer or any other person in relation to such Aircraft (including its Engines and its Parts).

“Warranty Proceeds” means, in relation to an Aircraft, the proceeds of all claims made under or any other monies paid in relation to any Warranties for such Aircraft.

1.2	Unless otherwise specified and except where the context otherwise requires, any reference in this Agreement to:

(a)	any person shall be construed so as to include its successors and permitted assigns and permitted transferees in accordance with their respective interests;

(b)	any document (including this Agreement and each other Transaction Document) shall be construed as a reference to such document as amended, restated, supplemented, varied or novated from time to time in accordance with its terms;

(c)	any provision of law shall be construed as a reference to that provision as amended, supplemented, varied, re-enacted, replaced or restated from time to time;

(d)	any “applicable law” includes, without limitation, (i) applicable laws, acts, codes, conventions, decrees, decree-laws, legislation, statutes, treaties and similar instruments, (ii) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal (or, if there is a right of appeal, such appeal is not prosecuted within the allowable time) and (iii) applicable directives, guidance, guidelines, notices, orders, regulations and rules of any Governmental Authority (whether or not having the force of law but with which, if not having the force of law, compliance is customary);

(e)	a “Clause” shall be construed as a reference to a clause of this Agreement;

(f)	“continuing” shall, in relation to an Event of Default or a Lease Event of Default, be construed as a reference to an Event of Default or a Lease Event of Default which has not been waived or remedied in accordance with the terms of this Agreement or of the relevant Lease Agreement, as the case may be;

(g)	the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency for delivery on such date;

(h)	“indebtedness” means indebtedness for or in respect of money borrowed or any other obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day, provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly);

(j)	a “person” shall be construed as a reference to any association, company, corporation, firm, Governmental Authority, individual, joint venture, partnership (including any limited partnership and any limited liability partnership) or trust (in each case whether or not having separate legal personality);

(k)	“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” or (as the case may be, the corresponding derivative form thereof);

(l)	a “Schedule” shall be construed as a reference to a schedule to this Guarantee;

(m)	a “successor” shall be construed so as to mean a successor in title of a person and any person who under the applicable laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such person or to which, under such laws or by agreement or otherwise, such rights and obligations have been transferred;

(n)	“VAT” shall be construed as a reference to value added tax, goods and services tax or any other tax of a similar nature and any tax which replaces any such tax or is levied in addition to any such tax; and

(o)	the “winding-up”, “dissolution”, “administration” or “re-organisation” of a person shall be construed so as to include any equivalent or analogous proceedings under the applicable law of the jurisdiction in which such person is incorporated or formed or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, examination, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	Clause and Schedule headings shall be ignored in the interpretation of this Agreement.

1.4	Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

2.	THE FACILITY

2.1	The Lenders hereby grant to the Borrower, upon the terms and subject to the conditions hereof, a secured financing facility in relation to the Aircraft in an amount equal to the Available Facility to be utilised by way of twenty (20) Advances as herein provided.

2.2	Each Lender will, subject to the provisions of this Agreement, participate in the Facility in the amount of its Commitment.

2.3	The Borrower shall apply the Advances made or to be made to it in or towards the partial financing by the Borrower of the Purchaser’s acquisition of the issued share capital of Hobart Aviation pursuant to the Share Sale and Purchase Agreement, but none of the Finance Parties shall be obliged to concern itself with any such application.

2.4	The obligations of the Lenders hereunder are several. The failure by a Lender to perform its obligations hereunder shall not relieve the Borrower or any other Lender from their respective obligations under this Agreement, nor shall any Finance Party be liable for the failure by such Lender to perform its obligations hereunder.

2.5	The rights of each Lender are several and any debt arising hereunder at any time from the Borrower to any of the other Parties shall be a separate and independent debt. Each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other Party (so that it shall not be necessary for any Party to be joined as an additional party in any proceedings for this purpose).

3.	ADVANCES

3.1

If the Borrower wishes to draw down the Advances under this Agreement, the Borrower shall deliver a single Drawdown Notice to the Facility Agent. The Facility Agent shall, promptly (but in any event no later than 11.00 a.m. two (2) Business Days before the proposed Drawdown Date or such later time as the Facility Agent may agree) upon receipt of the Drawdown Notice, send a copy thereof to each of the Lenders. The Drawdown Notice must be delivered to the Facility Agent by no later than 10.00 a.m. two (2) Business Days prior to the proposed Drawdown Date (or such later time as the Facility Agent may agree).

3.2	The Advances:

(a)	must be made during the Availability Period;

(b)	must be made together on the Drawdown Date; and

(c)	must be made in Dollars.

3.3	Each Advance for an Aircraft shall be in the amount specified in Part B of Schedule 4 with respect to such Aircraft.

3.4	As conditions to the making of the Advances, the conditions precedent detailed in Part A of Schedule 7 shall have been satisfied (or waived or postponed) in accordance with the terms thereof.

3.5	If the conditions to the making of the Advances shall have been satisfied (or waived or postponed) in accordance with the provisions of Clause 3.4, the Lenders shall make the Advances pro rata to their Commitments on the Drawdown Date.

3.6	Immediately upon the making of the Advances, the Available Facility shall be cancelled and the Commitments shall be reduced to zero, in each case automatically and without further act.

3.7	As conditions to the ongoing availability of the Facility, the conditions subsequent detailed in Part B of Schedule 7 shall have been satisfied (or waived or postponed) in accordance with the terms thereof.

3.8	Each Party hereby agrees that a failure to satisfy any of the conditions subsequent referred to in Clause 3.7 in accordance with the provisions thereof shall (to the extent not waived or postponed in accordance with the provisions thereof) constitute an immediate Event of Default.

4.	INTEREST

4.1	Interest shall accrue on each Advance during each Interest Period relating thereto at the Applicable Rate for such Advance during such Interest Period.

4.2	Interest calculated as set out in Clause 4.1 shall be due and payable in arrear on the outstanding amount of each Advance from time to time on each Repayment Date.

4.3	The duration of each Interest Period in relation to the Advances will be one (1) month, subject always to the provisions of Clause 4.4.

4.4	Each Interest Period relating to the Advances shall start on (and include) the last day of the preceding such Interest Period and shall end on (but exclude) the next succeeding Repayment Date provided that the first Interest Period for the Advances shall begin on (and include) the Drawdown Date and the final Interest Period for the Advances shall end on (but exclude) the Final Repayment Date.

5.	MARKET DISRUPTION

5.1	If a floating rate of interest accrues on a Floating Rate Advance or any Unpaid Sum and:

(a)	LIBOR is to be determined by reference to the Reference Banks and at or about 11.00 a.m. on the Quotation Day for an Interest Period applicable to such Floating Rate Advance none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for the relevant Interest Period; or

(b)	before the close of business in London on the Quotation Day for such Floating Rate Advance or such Unpaid Sum, the Facility Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate sixty six point six six per cent. (66.66%) or more of such Floating Rate Advance or Unpaid Sum is owed that the cost to such Lender or such group of Lenders of obtaining matching deposits for such Floating Rate Advance or such Unpaid Sum in the London interbank bank would be in excess of the LIBOR rate, then the Facility Agent shall notify the other Parties of such event and, notwithstanding anything to the contrary in this Agreement, Clause 5.2 shall apply to such Floating Rate Advance or such Unpaid Sum.

5.2	If Clause 5.1(a) applies to such Floating Rate Advance already outstanding, the duration of the relevant Interest Period shall be one (1) month. If either Clause 5.1(a) or Clause 5.1(b) applies to such Floating Rate Advance already outstanding or an Unpaid Sum, the rate of interest applicable to such Floating Rate Advance or such Unpaid Sum during the relevant Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate per annum determined by the Facility Agent to be that which reflects the cost to each Lender of funding from whatever sources it may select (acting reasonably) its proportion of such Floating Rate Advance or such Unpaid Sum during such Interest Period.

If (a) either of those events mentioned in Clause 5.1(a) or Clause 5.1(b) occurs in relation to such Floating Rate Advance already outstanding or an Unpaid Sum or (b) by reason of circumstances affecting the London interbank market during any period of three (3) consecutive Business Days occurring prior to the Quotation Date for an Interest Period LIBOR is not available for Dollars to prime banks in the London Interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis for (i) determining the rates of interest from time to time applicable to such Floating Rate Advance or such Unpaid Sum and/or (ii) upon which such Floating Rate Advance or such Unpaid Sum may be maintained (whether in Dollars or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each Party for so long as the relevant circumstances subsist provided that the Facility Agent may not agree any such substitute basis without the prior consent of each Lender.

6.	REPAYMENT

6.1	Subject to the provisions of Clause 6.2, the Borrower shall repay each Advance in instalments on the Repayment Dates in the respective amounts set forth opposite the Repayment Dates in the Repayment Schedule.

6.2	The Borrower shall be entitled, upon not less than thirty (30) days notice in writing to the Facility Agent, to extend the Final Repayment Date for either or both of the Extension Option Aircraft to 19 October 2018 (in the case of Aircraft 19) and 20 December 2018 (in the case of Aircraft 20).

6.3	The Facility Agent shall prepare a substitute repayment schedule to replace the existing Repayment Schedule:

(a)	subject to the provisions of Clause 6.4, if the Borrower exercises its Extension Option pursuant to Clause 6.2;

(b)	subject to the provisions of Clause 6.5, in the circumstances contemplated by Clause 6.5;

(c)	if the Borrower prepays the Loan in part pursuant to Clause 7.2(b);

(d)	if the Borrower prepays an Advance in part pursuant to Clause 7.8; or

(e)	if the Borrower prepays a Lender’s Percentage of an Advance pursuant to Clause 7.3 or Clause 7.5,

which substitute repayment schedule will be agreed by the Borrower and the Facility Agent (acting on the instructions of all of the Lenders) and then executed by the Borrower and the Facility Agent in substitution for the existing Repayment Schedule, and shall for all purposes hereof become the Repayment Schedule.

6.4	If the Borrower exercises its Extension Option pursuant to Clause 6.2 in relation to an Extension Option Aircraft, the substitute repayment schedule prepared by the Facility Agent pursuant to Clause 6.3(a) shall reflect the following principles:

(a)	if the Extension Option Aircraft is Aircraft 19:

(i)	that the outstanding amount of the Advance for such Aircraft on the originally scheduled Final Repayment Date will be an amount of US$80,000,000 (eighty million Dollars);

(ii)	that the Final Repayment Date for such Aircraft will be extended to 19 October 2018; and

(iii)	that the outstanding amount of the Advance for such Aircraft on the extended Final Repayment Date will be US$25,502,765.19 (twenty five million five hundred and two thousand seven hundred and sixty five Dollars and nineteen cents); and

(b)	if the Extension Option Aircraft is Aircraft 20:

(i)	that the outstanding amount of the Advance for such Aircraft on the originally scheduled Final Repayment Date will be an amount of US$80,000,000 (eighty million Dollars);

(ii)	that the Final Repayment Date for such Aircraft will be extended to 20 December 2018; and

(iii)	that the outstanding amount of the Advance for such Aircraft on the extended Final Repayment Date will be US$23,671,072.43 (twenty three million six hundred and seventy one thousand and seventy two Dollars and forty three cents, provided that the requirements of paragraph 1 of Part B of Schedule 6 are satisfied with respect to the related Extension Option Guarantee.

6.5	If any Lease Agreement that provides for full life return condition is terminated and replaced with a Subsequent Lease Agreement that does not provide for full life return condition, the Repayment Schedule (to the extent relating to the Advance for such Aircraft) will be adjusted so as to reflect the resulting adjusted (and increased) LTV Ratio applicable to such Advance and such Aircraft (as determined by the Facility Agent, acting reasonably).

6.6	The Borrower may not reborrow any part of an Advance that is repaid or prepaid.

7.	PREPAYMENT AND CANCELLATION

7.1	The Borrower shall not repay or prepay all or any part of an Advance or cancel all or any part of the Available Facility except at the times and in the manner expressly provided herein.

7.2	The Borrower may:

(a)	prepay in full the Loan by not less than thirty (30) days’ prior written notice to the Facility Agent; and

(b)	prepay in part the Loan by not less than fifteen (15) days’ prior written notice to the Facility Agent provided that any partial prepayment (i) shall be in an amount of at least ten million Dollars (US$10,000,000) or an integral multiple thereof and (ii) shall be applied, as between the Advances, on a pro rata and pari passu basis and in inverse order of maturity with respect to the remaining instalments of each Advance.

7.3	If (a) the Borrower and the Facility Agent fail to reach agreement in relation to any Floating Rate Advance or an Unpaid Sum in accordance with the provisions of Clause 5.2, (b) any sum payable to any Lender is required to be increased pursuant to Clause 15.2 or (c) any Lender claims indemnification from the Borrower under Clauses 15.3 or 16.1, the Borrower may, whilst such circumstances continue, by not less than five (5) Business Days’ prior written notice to the Facility Agent (which notice shall be irrevocable), prepay (i) in the case of paragraph (a), each affected Floating Rate Advance in full and (ii) in the case of paragraphs (b) and (c), the relevant Lender’s Percentage of each affected Advance or such Unpaid Sum.

7.4	If there occurs any Prepayment Event, the Advance relating to the Aircraft in respect of which such Prepayment Event occurs shall, ipso facto, automatically become prepayable in full on the applicable Prepayment Date.

7.5

If there occurs any Illegality Event in relation to which the provisions of Clause 17 are to apply and no agreement is reached prior to the expiry of the applicable Consultation Period in accordance with the provisions thereof, the Facility Agent shall be entitled to require that the Borrower prepay (a) in the case of any Illegality Event other than any Illegality Event referred to in paragraph (b) of the definition thereof, each affected Advance in full and (b) in the case of any Illegality Event referred to in paragraph (b) of the definition thereof, the relevant Lender’s Percentage of each Advance, in each case by not less than ten (10) Business Days’ (or such shorter period that ends on or prior to the date on which the relevant Illegality Event takes effect) notice in writing to the Borrower, whereupon the Borrower shall be obliged to effect such prepayment on such date.

7.6	If the Facility Agent believes (based on written advice received from a reputable Irish law firm), as a result of any commencement (or the likelihood of any commencement) of Irish examinership proceedings with respect to any Irish Group Company, that there is a material risk that an examiner will be appointed by any person to any Obligor, the Facility Agent shall be entitled to require by written notice that the Borrower prepay the Loan in full on the date specified in the written notice.

7.7	If the Borrower becomes obliged to prepay in part each Advance (other than the Relevant Advance, as defined in Clause 20.4) pursuant to Clause 20.6, the Borrower shall prepay in part each such Advance on the date of application of Surplus Proceeds pursuant to Clause 20.6, the amount of which partial prepayment shall in relation to each such Advance be equal to a percentage of the Surplus Proceeds that equals the proportion borne by such Advance to the amount of the Loan (expressed as a percentage). The Facility Agent shall consult with the Borrower in relation to any Advance that is to be prepaid pursuant to this Clause 7.7 with respect to the minimisation of any indemnity payment that the Borrower would be required to make pursuant to Clause 13.2 if a prepayment of such Advance were made.

7.8	Any prepayment notice given by the Borrower pursuant to Clause 7.2 or Clause 7.3 shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige the Borrower to make the prepayment in the amount and on the date therein specified.

7.9	The Borrower shall be obliged to make any prepayment of an Advance (in full or in part) pursuant to this Clause 7 together with any accrued interest on the amount prepaid and all other amounts due and owing, or becoming due and payable, at the time of prepayment by the Borrower to any of the Finance Parties under the Transaction Documents including, without limitation, any and all amounts payable pursuant to Clause 13.2 (but otherwise without premium or penalty).

8.	FEES

The Borrower shall pay, or procure the payment of, the Fees specified in the Fee Letters at the time and in the manner required by the terms thereof.

9.	REPRESENTATIONS

9.1	Each Relevant Obligor hereby makes the representations and warranties set out in Schedule 5.

9.2	The Initial Lender hereby (a) represents and warrants that it is a Qualifying Lender, which representation and warranty shall be made on the date of this Agreement and on the Drawdown Date and (b) confirms that it is a Qualifying Lender for such purpose by virtue of the criterion set out in paragraphs (a) and/or (b)(i) of the definition of such term.

10.	COVENANTS

Each Relevant Obligor hereby covenants in the terms of the covenants set out in Schedule 6.

11.	EVENTS OF DEFAULT

11.1	The occurrence of any of the following events shall constitute an Event of Default for the purposes of this Agreement:

(a)	the failure by any Obligor to pay to any Finance Party any amount of principal or interest payable by it under any Transaction Document on the due date for payment thereof in the currency and in the manner specified and such failure continues unremedied for a period of three (3) Business Days; or

(b)	the failure by any Obligor to pay to any Finance Party any amount (other than of principal or interest under this Agreement) under any Transaction Document on the due date for payment thereof in the currency and in the manner specified and such failure continues unremedied for a period of five (5) Business Days after written notice of such failure has been given to the relevant Obligor or, in the case of any amount due on demand, after the relevant demand has been made; or

(c)	the failure by any Obligor duly to perform or comply with any of its other obligations under any Transaction Document (other than any of the Recourse Obligations) and, if capable of remedy, such failure is not remedied within thirty (30) days of written notice from the Facility Agent requiring such remedy having been given to the relevant Obligor and in the opinion of the Facility Agent (acting on the instructions of the Instructing Group, acting reasonably) such failure has or is likely to have a material adverse effect on the interests, rights or position of any of the Finance Parties under any Transaction Document; or

(d)	the failure by any Obligor duly to perform or comply with any of the Recourse Obligations; or

(e)	any breach of either of the financial covenants set out in paragraph 1 of Part C of Schedule 6, which breach is not remedied to the satisfaction of the Facility Agent within five (5) Business Days of its occurrence; or

(f)	any representation, warranty or statement made or deemed to be made by any Obligor in any Transaction Document proves to be untrue or incorrect in any material respect when made or deemed to be made or repeated and in the opinion of the Facility Agent (acting on the instructions of the Instructing Group, acting reasonably) such event has or is likely to have a material adverse effect on the interests, rights or position of any of the Finance Parties under any Transaction Document; or

(g)	any Obligor repudiates any Transaction Document or does or causes to be done any act or thing evidencing an intention to repudiate any Transaction Document; or

(h)

any Obligor (other than the Owner Trustee) is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness (other than for the purposes of a solvent re-organisation approved by the Facility Agent acting on the instructions of the Instructing Group, acting reasonably), suspends payments of its debts or makes a general assignment for the benefit of or a composition with its creditors; or

(i)	any Obligor (other than the Owner Trustee) takes any corporate action or other steps are taken or legal proceedings are started by any Obligor (other than the Owner Trustee) for its winding-up, dissolution (other than a dissolution of a dormant Obligor), examinership, administration, bankruptcy or re-organisation (other than a solvent re-organisation approved by the Facility Agent acting on the instructions of the Instructing Group, acting reasonably); or

(j)	any execution or distress is levied against, or an encumbrancer takes possession of the whole or any material part of, the property, undertaking or assets of any Obligor (other than the Owner Trustee) and such execution, distress or possession is not discharged or stayed within thirty (30) days of having been so effected provided that any such event shall not constitute an Event of Default if it is being contested with due diligence, in good faith and on reasonable grounds and adequate reserves have been made against such action and such execution, distress or possession is, in any event, discharged within sixty (60) days of having been so effected; or

(k)	a receiver, administrator, administrative receiver, trustee, examiner or similar officer is appointed in respect of any Obligor (other than the Owner Trustee) or all, or a material part, of the property, undertaking or assets of any Obligor (other than the Owner Trustee), and such appointment is not discharged within thirty (30) days of such appointment having been made; or

(l)	any event occurs with respect to any Obligor (other than the Owner Trustee) in any jurisdiction to which such Obligor is subject which has an effect equivalent or similar to any of the events mentioned in Clauses 11.1(h), (i), (j) or (k); or

(m)	any Obligor (other than the Owner Trustee) suspends, ceases, or makes a public announcement or otherwise threatens in writing to suspend or cease, to carry on all or a substantial part of its business and such suspension or cessation, in the opinion of the Facility Agent (acting on the instructions of the Instructing Group, acting reasonably) has or is likely to have a material adverse effect on the ability of any Obligor to perform its obligations under any Transaction Document provided that the Total Loss of an Aircraft or the sale of an Aircraft as expressly permitted by paragraph 16(e) of Part A of Schedule 6 shall not constitute an Event of Default under this Clause 11.1(m); or

(n)	there occurs any Cross Acceleration Event.

11.2	If any of the events referred to in Clause 11.1 occurs and is continuing, the Facility Agent may:

(a)	declare that the Available Facility shall be cancelled forthwith whereupon the same shall be cancelled and the Commitments shall be reduced to zero and no further Advance shall be made; and/or

(b)	declare that any or all of the Advances shall become immediately repayable together with any accrued interest thereon and all other amounts then due and owing, or then becoming due and payable, by the Borrower or any other Obligor to the Finance Parties under the Transaction Documents (including, without limitation, any and all amounts payable pursuant to Clause 13.2); and/or

(c)	instruct the Security Trustee to enforce its rights and those of the other Finance Parties under all or any Transaction Document to which the Borrower is a party.

12.	DEFAULT INTEREST

12.1	If any sum due and payable by an Obligor to any Finance Party under this Agreement or under any other Transaction Document is not paid on the due date therefor or if any sum due and payable by such Obligor under any judgment of any court in favour of any Finance Party in connection herewith or therewith is not paid on the date of such judgment, the period beginning on (and including) such due date or, as the case may be, the date of such judgment and ending on (but excluding) the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “Unpaid Sum”) is discharged shall be divided into successive periods, each having a duration selected by the Facility Agent (acting reasonably) and each of which (other than the first) shall start on (and include) the last day of the preceding such period and shall end on (but exclude) the first day of the next succeeding such period (each, a “Default Interest Period”).

12.2	During each Default Interest Period an Unpaid Sum shall bear interest at the rate per annum (the “Default Rate”) which is the aggregate from time to time of one point five zero per cent. (1.50%) per annum and the Applicable Rate from day to day during such period.

12.3	Any interest which shall have accrued under Clause 12.2 in respect of an Unpaid Sum shall be immediately due and payable and shall be paid by the relevant Obligor on the last day of the relevant Default Interest Period or on such other date or dates as the Facility Agent may specify by written notice to the relevant Obligor.

13.	CURRENCY INDEMNITY; PREPAYMENT INDEMNITY; FUNDING INDEMNITY

13.1	If any sum due from an Obligor to any of the Finance Parties under any Transaction Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable thereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation thereto, such Obligor shall, as a separate and independent obligation, indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

13.2	The Borrower hereby indemnifies and undertakes to indemnify each Lender upon its first demand against all Losses (other than loss of margin) that it actually suffers or incurs as a result of any repayment or prepayment of all or part of any Advance, including without limitation (a) all Losses (other than loss of margin) suffered or incurred in liquidating or re-deploying deposits from or with third parties acquired or entered into to effect or maintain its portion of such Advance or any part or parts thereof or incurred in relation to arrangements entered into by such Lender with any other person for the purpose of or to facilitate its funding of such Advance following any prepayment of all or part of such Advance and (b) all Losses (other than loss of margin) suffered or incurred as a consequence of terminating, unwinding and/or closing out any currency exchange and/or interest rate exchange arrangements entered into in relation to all or part of such Advance (and such Lender agrees that it will, subject to the provisions of Clause 20, pay to the Borrower on an after tax basis the amount of any Breakage Profits that it determines (acting reasonably) are directly attributable thereto).

13.3	The Borrower hereby indemnifies and undertakes to indemnify each Lender upon its first demand against any Losses that it actually suffers or incurs as a result of its funding or making arrangements to fund its proportion of an Advance made to the Borrower if such Advance is not made by reason of the operation of any one or more of the provisions hereof.

13.4	Any claim for indemnity under Clauses 13.2 or 13.3 shall be accompanied by a written statement from the claimant certifying the amount claimed is necessary to reimburse the claimant and setting out the basis of calculation of the amount claimed.

14.	INDEMNITIES RELATING TO THE AIRCRAFT

14.1	The Borrower shall at all times indemnify and keep indemnified each of the Finance Parties and their respective directors, officers, employees, permitted assignees and agents (each, an “Indemnitee”) against:

(a)	all Losses relating to, or arising directly or indirectly in any manner whatsoever from, the condition, testing, design, manufacture, purchase, delivery, import, export, registration, ownership, existence, possession, control, use, leasing, sub-leasing, operation, maintenance, repair, refurbishment, insurance, storage, service, modification, overhaul, replacement, removal, re-delivery, sale or disposal of an Aircraft (to the extent that the Borrower is the borrower in relation to such Aircraft) or any part thereof or otherwise in connection with such Aircraft or any part thereof or relating to loss or destruction or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters;

(b)	all Losses which may at any time be imputed, charged or brought on the grounds that any article or material in such Aircraft or the design, operation or use thereof constitutes an infringement of any patent or other intellectual property right or any other right whatsoever;

(c)	all Losses which may at any time be incurred in preventing or seeking to prevent the arrest, seizure, confiscation, taking in execution, impounding, forfeiture or detention of such Aircraft or any part thereof, or in securing the release thereof; and

(d)	all Losses in connection with and following any Total Loss in relation to such Aircraft.

14.2	The indemnity in Clause 14.1 shall not extend to any claim by an Indemnitee:

(a)	which would not have occurred but for any representation by such Indemnitee in the Transaction Documents being incorrect; or

(b)	which would not have occurred but for the failure by such Indemnitee (or any of its directors, officers, employees or agents) to perform or observe any express agreement, covenant or condition in any Transaction Document to be performed or observed by it; or

(c)	to the extent, and only to the extent, that it results from the gross negligence, recklessness or wilful default of such Indemnitee (or any of its directors, officers, employees or agents); or

(d)	to the extent, and only to the extent, that such claim results from acts or events wholly unconnected with this Agreement which occur with respect to an Aircraft prior to the Drawdown Date for such Aircraft or after the time when either the security constituted by the Security Documents relating to such Aircraft is released or such Aircraft is sold pursuant to the terms of the Transaction Documents; or

(e)	to the extent, and only to the extent, that it is, in the reasonable opinion of such Indemnitee, a normal administrative or operating cost or expense (but excluding any costs and expenses caused directly by the occurrence of an Event of Default); or

(f)	to the extent, and only to the extent, that such Indemnitee is otherwise actually indemnified in relation to such claim pursuant to any other provision of this Agreement or any of the other Transaction Documents.

14.3	Each Relevant Obligor shall be entitled, after notice to the Facility Agent, to take such action as it may think fit to avoid, reduce or defend such Losses as are specified in Clause 14.1 or to recover the same from any third party including, without limitation, insurers, provided that (a) such action is not contrary to the provisions of any Transaction Document, (b) each of the Finance Parties shall have been indemnified and secured to the satisfaction of the Facility Agent (acting reasonably) by a Relevant Obligor against all potential Losses they might suffer as a result of such action and (c) there shall not have then occurred and be continuing an Event of Default. A Relevant Obligor shall not be entitled to take such action in the name of an Indemnitee unless such Indemnitee shall have consented thereto in writing, such consent not to be unreasonably withheld or delayed.

14.4	Notwithstanding anything to the contrary expressed or implied in this Agreement and subject only to Clause 14.2, the indemnities contained in this Clause 14 shall continue in full force and effect notwithstanding any breach by any person of the terms of this Agreement or any other Transaction Document, the repayment in full of the Advances, the termination of the leasing of the Aircraft pursuant to the Lease Agreements, the sale or other disposal of the Aircraft or the repudiation by any person of all or any provisions of this Agreement or any other Transaction Document.

15.	TAXES

15.1	In this Agreement:

(a)	“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Transaction Document.

(b)	“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

(c)	“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.

(d)	“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 15.2 or a payment under Clause 15.3.

15.2	Tax gross up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Facility Agent receives such notification from a Finance Party it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under Clause 15.2(c) for a Tax Deduction in respect of tax imposed by Ireland from a payment of interest on the Loan if, on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law.

(e)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days (30) of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party (or to the Facility Agent for the account of that Protected Party) an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Transaction Document.

(b)	Clause 15.3(a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party (A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or (B) under the law of the jurisdiction in which that Finance Party’s Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 15.2.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Facility Agent.

15.4	If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

15.5	All amounts set out or expressed to be payable under a Transaction Document by an Obligor to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 15.7, if VAT is chargeable on any supply made by a Finance Party to an Obligor under a Transaction Document, the Borrower shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to the Borrower).

15.6

If VAT is chargeable on any supply made by one Finance Party (the ‘supplier’) to another (the ‘recipient’) under a Transaction Document, and an Obligor is required by the terms of any Transaction Document to pay an amount equal to the consideration for such supply to the supplier (rather than being required to reimburse the recipient in respect of that consideration), the Borrower will procure that such Obligor shall also pay to the supplier at the same time an amount equal to the amount of such VAT. The recipient will promptly pay to such Obligor (or the Borrower on its behalf) an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

15.7	Where a Transaction Document requires an Obligor to reimburse a Finance Party for any costs or expenses, such Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

16.	INCREASED COSTS

16.1	Subject to Clause 16.3, the Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to the Facility Agent (for the account of the affected Lender) the amount of any Increased Costs incurred by such Lender or any of its Affiliates as a result of (a) any Change in Law or (b) compliance with any applicable law or regulation made after the date of this Agreement.

16.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Lender’s (or any of its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Transaction Document,

which (other than by reason of any Taxes) is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender funding or performing its obligations under any Transaction Document.

16.3	Clause 16.2 shall not apply to any Increased Cost to the extent that such Increased Cost is attributable to the implementation or application of, or compliance with, the Basel II Framework (whether such implementation, application or compliance is by a government, regulator, any Lender or any of its Affiliates) provided that the impact of the implementation, application or compliance was, in the opinion of the affected Lender (acting reasonably), known to or reasonably foreseeable by the affected Lender on the date of this Agreement. The Parties agree and acknowledge that the impact of the implementation and application of, and compliance with, the following are known to and reasonably foreseeable by the Lenders on the date of this Agreement: (a) the paper entitled “A New Capital Adequacy Framework” dated June 1999 by the Basel Committee on Banking Supervision in its form as at the date of this Agreement, (b) the consultative papers in respect of the new Basel Capital Accord issued by the Basel Committee on Banking Supervision in January 2001 and April 2003 in their form as at the date of this Agreement and (c) the consultation paper entitled “CP3: Directive on Risk Based Capital Requirements for Credit Institutions and Investment Firms” published by the European Commission.

16.4	If requested by the Facility Agent, the Borrower will discuss in good faith with the Facility Agent and/or any Lender the actual impact of the Basel II Framework on such Lender and will consider in good faith any proposals made by the Facility Agent and/or such Lender with respect to the available coverage from the Borrower for Increased Costs.

16.5	If any Lender makes a claim pursuant to Clause 16.1, then the Borrower may prepay such Lender’s Percentage of the Loan in accordance with the provisions of Clause 7.3.

17.	CONSULTATION AND MITIGATION

17.1	If any of the following events or circumstances shall arise after the date hereof:

(a)	there occurs any Illegality Event; or

(b)	the Borrower is required to make any payment, or a Finance Party makes any claim for payment, in any of the circumstances referred to in Clauses 15.2, 15.3 or 16.1; or

(c)	any Obligor suffers any Tax liability as a consequence of its execution of any Transaction Document, the performance by it of its obligations under any Transaction Document or otherwise in connection therewith and/or the transactions contemplated thereby, then, provided that there shall not then have occurred and be continuing any Event of Default and without in any way limiting, reducing or otherwise qualifying the rights of any Obligor or any Finance Party, or the obligations of any Obligor, under any provision of any Transaction Document, any affected Party shall, promptly upon becoming aware of the same, notify the Borrower and the Security Trustee (provided that a failure by a Finance Party to give any such notification shall not (x) in any way limit, reduce or otherwise qualify any of its rights or any obligations of any Obligor under any provision of the Transaction Documents or (y) create any liability as against any Obligor or any of the other Finance Parties) and, at no cost to any Finance Party, the Security Trustee shall consult in good faith with each relevant other Party for the Consultation Period and each Party shall take such reasonable steps as may be agreed by the Borrower and the Security Trustee and as may be open to it and/or them (subject to each of the Finance Parties first being indemnified or otherwise secured to its satisfaction (acting reasonably) for all Losses involved in the taking of any such reasonable step) to mitigate the effects of such circumstances (including, in relation to a Lender, the transfer of its Lending Office to another jurisdiction or the transfer of any relevant Lender’s rights and obligations under the Transaction Documents to a New Lender (as defined in Clause 31.2), the replacement of an Obligor or the restructuring of the transactions contemplated by the Transaction Documents subject, in each case, to the provisos set forth below) in a manner which will avoid the circumstance in question, in each case, on terms acceptable to the Borrower and the Security Trustee provided that:

(i)	no Finance Party shall be under any obligation to take any such action if, in its reasonable opinion acting in good faith, to do so would have an adverse effect on its business, operations or financial condition or the financial basis under which, amongst other things, the Transaction Documents have been entered into or would entail any material cost or expense to such Finance Party (unless, in the case of any material adverse effect on such financial basis, or cost or expense, such Finance Party shall have been indemnified or otherwise secured to its satisfaction, acting reasonably);

(ii)	no Finance Party shall be obliged to take any action if an Event of Default shall have occurred and be continuing; and

(iii)	no Finance Party shall be under any obligation to achieve any particular result or shall incur any liability to any Obligor or any other person by virtue of the steps taken or such steps resulting in less than complete mitigation.

17.2	For the purposes of Clause 17.1, “Consultation Period” shall mean the period commencing on the date of the relevant notification and ending on the earlier of:

(a)	the date on which there occurs any Event of Default; and

(b)	in the case of any Illegality Event, the date which falls thirty (30) Business Days thereafter or, if earlier, the date which falls five (5) days prior to the date on which such Illegality Event takes effect or, if it has already taken effect, immediately (and, for the avoidance of doubt, if such Illegality Event has already taken effect there shall be no Consultation Period); and

(c)	in the case of any circumstance referred to in Clauses 17.1(b) or 17.1(c), the date which falls forty-five (45) days thereafter.

18.	PAYMENTS AND CALCULATIONS

18.1	Each repayment of, or payment in respect of, an Advance or an Unpaid Sum or a part thereof shall be made in the currency in which such Advance or such Unpaid Sum is denominated.

18.2	Each payment pursuant to Clauses 14.1, 15.2, 15.3 or Clause 16.1 shall be made in the currency specified by the person claiming thereunder.

18.3	On each date when an amount is due from any Obligor under any Transaction Document to any Finance Party in Dollars or any other currency, then such Obligor shall make the same available before 11.00am (New York time or, in the case of any currency other than Dollars, the time of the principal financial centre of the country of issue of the relevant currency) by payment in Dollars or, as the case may be, such other currency and in same day funds (being, in the case of Dollars, funds settled through the New York Clearing House Interbank Payment System on a same day basis or such other funds as may for the time being be customary for the settlement in New York of international banking transactions in Dollars or, in the case of any other currency, funds settled as is customary for such currency in the principal financial centre for such currency) to, in the case of Dollars, the account as specified below and, in the case of any other currency, to any other account notified to such Obligor by the Facility Agent at least five (5) Business Days prior to the relevant payment:

JP Morgan Chase Bank, New York
SWIFT Code:	CHASUS33
Account Number:
Account Name:	Norddeutsche Landesbank Girozentrale, Hannover, Germany
Reference:

or such other account as the Facility Agent may have specified for this purpose by no less than five (5) Business Days’ prior written notice.

18.4	Promptly upon receipt of any payment under Clause 18.3 which is made for the account of any Finance Party, the Facility Agent shall make available to the relevant Finance Party its proportion of such amount by transfer to such account of such Finance Party as such Finance Party shall have previously notified to the Facility Agent.

18.5	All payments made by an Obligor under any Transaction Document to or for account of any Finance Party shall be made free and clear of and without deduction or withholding for or on account of any set-off or counterclaim.

18.6	The Advances shall be made available by the Lenders paying their relevant proportion to the Facility Agent who in turn shall make each amount available to the Borrower.

18.7	Where a sum is to be paid under any Transaction Document by the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does make the same available and it proves to be the case that it had not actually received the sum it paid out, then the person to whom such sum was so made available shall on request refund the same to the Facility Agent and the person who should have made the same available to the Facility Agent shall forthwith pay the Facility Agent an amount sufficient to reimburse the Facility Agent for any amount it may have been required to pay out by way of interest on moneys borrowed to fund the sum in question during the period beginning on the date for payment thereof and ending on the date on which it receives the same.

18.8	Whenever any payment under this Agreement shall fall due on a day which is not a Business Day the due date of such payment shall be the next succeeding Business Day unless such next succeeding Business Day shall fall in the next calendar month in which case the due date shall be the immediately preceding Business Day.

18.9	Interest payable to any Finance Party under any Transaction Document shall accrue from day to day and on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

18.10	Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder and of its contingent liabilities assumed pursuant hereto.

18.11	The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of each Advance and each Lender’s share therein, (b) the amount of any principal, interest or other sums due or to become due from the Borrower to the Lenders and each Lender’s share therein and (c) the amount of any sum received or recovered by the Facility Agent hereunder and each Lender’s share therein.

18.12	In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the account or accounts maintained pursuant to Clause 18.11 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded.

18.13	A certificate of a Lender as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 15.2 or (b) the amount for the time being required to indemnify it against any such cost or liability as is mentioned in Clauses 15.3 or 16.1, shall be prima facie evidence of the amount payable under Clause 15.2, 15.3 or 16.1, as the case may be.

19.	SET-OFF AND REDISTRIBUTION OF PAYMENTS

19.1	The Borrower authorises each Lender to apply any credit balance to which the Borrower is entitled on any account of the Borrower with such Lender in satisfaction of any sum due and payable from the Borrower to such Lender under any Transaction Document but unpaid and in relation to which any relevant grace period has expired. For this purpose each Lender is entitled to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Lender shall be obliged to exercise any right given to it by this Clause.

19.2	If, at any time, the proportion which any Lender (a “Recovering Lender”) has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its proportion of any payment (a “relevant payment”) required to be made under this Agreement by the Borrower for account of such Recovering Lender and one or more other Lenders is greater (the proportion of such receipt or recovery giving rise to such excess proportion being herein called an “excess amount”) than the proportion thereof so received or recovered by the Lender or Lenders so receiving or recovering the smallest proportion thereof, then:

(a)	such Recovering Lender shall inform the Facility Agent of such receipt or recovery and pay to the Facility Agent an amount equal to such excess amount;

(b)	there shall thereupon fall due from the Borrower to such Recovering Lender an amount equal to the amount paid out by such Recovering Lender pursuant to Clause 19.2(a) the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Lender’s proportion of such relevant payment; and

(c)	the Facility Agent shall treat the amount received by it from such Recovering Lender pursuant to Clause 19.2(a) as if such amount had been received by it from the Borrower in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Lender), pro rata to their respective entitlements thereto in accordance with Clause 20.

19.3	If any sum (a “relevant sum”) received or recovered by a Recovering Lender in respect of any amount owing to it by the Borrower becomes repayable and is repaid by such Recovering Lender otherwise than as expressly contemplated in this Agreement or any of the other Transaction Documents, then:

(a)	each Lender which has received a share of such relevant sum by reason of the implementation of Clause 19.2 shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Lender an amount equal to its share of such relevant sum; and

(b)	there shall thereupon fall due from the Borrower to each such Lender an amount equal to the amount paid out by it pursuant to Clause 19.3(a), the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Lender against which such Lender’s share of such relevant sum applied.

20.	APPLICATION OF RECEIPTS AND RECOVERIES

20.1	Realisation of Trust Property

Each Party shall co-operate with each other and with any Receiver under the Trust Documents in realising the Trust Property or any part thereof and in ensuring that the Proceeds realised under the Trust Documents are applied in accordance with this Clause 20.

20.2	Application of Amounts before an Event of Default

All amounts (other than Net Sale Proceeds, Insurance Proceeds, Lease Security Amounts and Lease Maintenance Reserve Amounts) that are received in relation to an Aircraft prior to the occurrence of an Event of Default that is continuing (other than pursuant to this Clause 20) pursuant to the Transaction Documents (or by reason of the exercise of any of the powers thereunder or with respect thereto) shall be applied in the following manner and order:

(a)	Firstly, in or towards payment to the Facility Agent for the account of the Lenders of all interest (including, without limitation, default interest) then due and payable by the Borrower in relation to the Loan to the Lenders under or pursuant to this Agreement to be applied on a pro rata and pari passu basis;

(b)	Secondly, in or towards payment to the Facility Agent for the account of the Lenders of all principal then due and payable by the Borrower in relation to the Loan to the Lenders under or pursuant to this Agreement to be applied on a pro rata and pari passu basis;

(c)	Thirdly, in or towards payment to the Facility Agent for the account of the Lenders of any and all amounts (other than principal, interest and Fees) then due and payable by any Obligor to any Finance Party under or pursuant to any Transaction Document to be applied on a pro rata and pari passu basis;

(d)	Fourthly, in or towards payment of any and all Fees then due and payable by any Obligor to any Finance Party;

(e)	Fifthly, in or towards payment to either Representative of any and all amounts (other than Fees) then due and payable by any Obligor to such Representative under or pursuant to any Transaction Document; and

(f)	Sixthly, as to any surplus, in accordance with the directions given by the Borrower.

20.3	Application of Proceeds (other than Net Sale Proceeds and Insurance Proceeds) after an Event of Default

All Proceeds (other than Net Sale Proceeds and Insurance Proceeds) that are received in relation to an Aircraft after the occurrence of an Event of Default that is continuing (other than pursuant to this Clause 20) pursuant to the Transaction Documents (or by reason of the exercise of any of the powers thereunder or with respect thereto) shall be applied in the following manner and order:

(a)	Firstly, in or towards payment of any Expenses incurred in connection with any Trust Property (to the extent attributable to the Advance relating to such Aircraft (the “Relevant Advance”));

(b)	Secondly, in or towards payment to the Facility Agent for the account of the Lenders of all interest (including, without limitation, default interest) then due and payable (or then becoming due and payable) by the Borrower in relation to the Relevant Advance to the Lenders under or pursuant to this Agreement to be applied on a pro rata and pari passu basis;

(c)	Thirdly, in or towards payment to the Facility Agent for the account of the Lenders of all principal then due and payable (or then becoming due and payable) by the Borrower in relation to the Relevant Advance to the Lenders under or pursuant to this Agreement to be applied on a pro rata and pari passu basis;

(d)	Fourthly, in or towards payment to the Facility Agent for the account of the Lenders of any and all amounts (other than principal, interest and Fees) then due and payable (or then becoming due and payable) by any Obligor in relation to the Relevant Advance to any Finance Party under or pursuant to any Transaction Document to be applied on a pro rata and pari passu basis;

(e)	Fifthly, in or towards payment of any and all Fees then due and payable (or then becoming due and payable) by any Obligor in relation to the Relevant Advance;

(f)	Sixthly, in or towards payment to either Representative of any and all amounts (other than Fees) then due and payable (or then becoming due and payable) by any Obligor in relation to the Relevant Advance to such Representative pursuant to any Transaction Document;

(g)	Seventhly, in relation to an Advance other than the Relevant Advance, in or towards payment of any amounts relating to such other Advance and referred to in Clauses 20.3(a) to 20.3(f) inclusive in the order, priority and manner of application set out therein mutatis mutandis as if such references were to amounts relating to such other Advance; and

(h)	Eighthly, as to any surplus, in accordance with the directions given by the Borrower,

provided that, in the case of any Lease Security Amount and any Lease Maintenance Reserve Amount, the Lease Agreement relating to the relevant Aircraft permits the application of such amount in or towards the satisfaction of an obligation of the Lessee under such Lease Agreement.

20.4	Application of Net Sale Proceeds and Total Loss Proceeds

All Net Sale Proceeds and Total Loss Proceeds that are received in relation to an Aircraft at any time (other than pursuant to this Clause 20) pursuant to the Transaction Documents (or by reason of the exercise of any of the powers thereunder or with respect thereto) or otherwise shall be applied in the following manner and order:

(a)	Firstly, in or towards payment of any Expenses incurred in connection with the Trust Property and/or (i) in the case of any Net Sale Proceeds, the sale or other disposal of the relevant Aircraft (to the extent that such Expenses have not already been accounted for when calculating the relevant Net Sale Proceeds) or (ii) in the case of any Total Loss Proceeds, the relevant Total Loss;

(b)	Secondly, in or towards payment to the Facility Agent for the account of the Lenders of all interest (including, without limitation, default interest) then due and payable (or then becoming due and payable) by the Borrower in relation to the Advance relating to the relevant Aircraft (the “Relevant Advance”) to the Lenders under or pursuant to this Agreement to be applied on a pro rata and pari passu basis;

(c)	Thirdly, in or towards payment to the Facility Agent for the account of the Lenders of all principal then due and payable (or then becoming due and payable) by the Borrower in relation to the Relevant Advance to the Lenders under or pursuant to this Agreement to be applied on a pro rata and pari passu basis;

(d)	Fourthly, in or towards payment to the Facility Agent for the account of the Lenders of any and all amounts (other than principal, interest and Fees) then due and payable (or then becoming due and payable) by any Obligor in relation to the Relevant Advance to any Finance Party under or pursuant to any Transaction Document to be applied on a pro rata and pari passu basis;

(e)	Fifthly, in or towards payment of any and all Fees then due and payable (or then becoming due and payable) by any Obligor in relation to the Relevant Advance;

(f)	Sixthly, in or towards payment to either Representative of any and all amounts (other than Fees) then due and payable (or then becoming due and payable) by any Obligor in relation to the Relevant Advance to such Representative pursuant to any Transaction Document;

(g)	Seventhly, to the extent that the applicable Proceeds constitute Surplus Proceeds that are, pursuant to Clause 20.6(b), to be applied in accordance with the provisions of this Clause 20.4(g), in or towards discharge of the Borrower’s obligation to prepay each Advance (other than the Relevant Advance) pursuant to and in accordance with the provisions of Clause 7.7, which application shall be made (i) in relation to the remaining instalments of each such Advance in inverse chronological order and (ii) on a pro rata and pari passu basis as between such Advances; and

(h)	Eighthly, as to any surplus, in accordance with the directions given by the Borrower.

20.5	Application of Insurance Proceeds (other than Total Loss Proceeds)

All Insurance Proceeds (other than Total Loss Proceeds, in relation to which Clause 20.4 shall apply) that are received in relation to an Aircraft at any time (other than pursuant to this Clause 20) shall be applied as follows:

(a)	if such Insurance Proceeds relate to any property damage or loss in excess of the Damage Notification Threshold, such Insurance Proceeds will be paid to the Security Trustee and applied in payment for repairs or replacement property upon the Security Trustee being satisfied that the repairs or replacement have been effected in accordance with the provisions of this Agreement and/or the Lease Agreement relating to the relevant Aircraft;

(b)	if such Insurance Proceeds relate to any property damage or loss below the Damage Notification Threshold, such Insurance Proceeds may be paid by the insurer directly to the Owner of such Aircraft (or as it may direct) or to the Lessee of such Aircraft (or as it may direct) who shall apply the same in making or causing to be made good all damage or loss in respect of which such Insurance Proceeds became payable in accordance with the provisions of this Agreement and/or the Lease Agreement relating to the relevant Aircraft; and

(c)	if such Insurance Proceeds relate to third party liability, such Insurance Proceeds will be paid directly in satisfaction of the relevant liability,

subject always to the provisions of the Lease Agreement relating to such Aircraft and of AVN67B (or any replacement standard) as endorsed on the applicable policy of insurance.

20.6	Surplus Proceeds

If, following the application of any Net Sale Proceeds or any Total Loss Proceeds in relation to an Aircraft pursuant to Clauses 20.4(a) to 20.4(f) inclusive, there remains any surplus amount of such Proceeds (the “Surplus Proceeds”):

(a)	the Borrower shall be obliged to prepay in part each Advance (other than the Relevant Advance, as defined in Clause 20.4) pursuant to and in accordance with the provisions of Clause 7.7; and

(b)	the Surplus Proceeds shall be applied in or towards discharge of such prepayment obligation in accordance with the provisions of Clause 20.4(g).

20.7	Lease Security Amounts and Lease Maintenance Reserve Amounts

Each of the Parties hereby confirms that each applicable Obligor shall be entitled to freely deal with all Lease Security Amounts and all Lease Maintenance Reserve Amounts that are received prior to the occurrence of an Event of Default that is continuing, subject always to the provisions of paragraph 18(b) of Part A of Schedule 6.

20.8	Third Party Amounts

Notwithstanding the foregoing provisions of this Clause 20, any moneys (including any Insurances Proceeds) received by either Representative which are identifiable as amounts properly due to third parties pursuant to the indemnity provisions of the Transaction Documents or otherwise shall be applied by such Representative in payment to such third parties.

20.9	Persons Entitled to Benefit

In considering at any time (and from time to time) the persons entitled to the benefit of any or all of the Proceeds each Representative may to the extent that any such information is not inconsistent with information on which such Representative is entitled to rely under this Clause 20, rely and act in reliance upon any information provided to such Representative by any party to the Transaction Documents so that such Representative shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless such Representative has actual knowledge that such information is inaccurate or incorrect.

20.10	Payment over to Security Trustee

All amounts which constitute Proceeds received by any Party shall be promptly paid by such Party, in the currency of receipt, to the Security Trustee if an Event of Default has occurred and is continuing and to the Facility Agent otherwise for application in accordance with the provisions of Clauses 20.2, 20.3, 20.4 or 20.5, as the case may be.

20.11	Costs and Expenses

For the avoidance of doubt, references in this Clause to amounts owing to the Security Trustee under any Transaction Documents shall include any Expenses suffered or incurred by, and other sums owing to, any Receiver, agent, delegate or other person to whom any powers, trusts, authorities, discretion or duties conferred on the Security Trustee by any Trust Document have been delegated in accordance with the terms hereof or thereof and any expenditure anticipated to be incurred but not yet paid by the Security Trustee or by any such other person.

21.	SUBORDINATION

21.1	Each Relevant Obligor hereby agrees to regulate its claims, as to subordination and priority, in respect of any Proceeds in the manner set out in Clause 20 and this Clause 21.

21.2	Each Relevant Obligor hereby agrees that the Secured Obligations shall for all purposes whatsoever rank in priority to any other obligations that may be owed by an Obligor to another Obligor and that such other obligations shall at all times be subject and subordinate to the Secured Obligations.

21.3	Each Relevant Obligor hereby agrees that it will not, without the prior written consent of each Representative, file or join in any petition to commence any winding up proceedings by or against any Obligor, take any other action for the winding up, dissolution or administration of any Obligor (other than a dissolution of a dormant Obligor) or take, or acquiesce in, any other action which could or might lead to the bankruptcy or insolvency of any Obligor, in each case unless legally obliged to do so or unless a failure to do so would cause such Relevant Obligor to be in breach of any fiduciary duty or result in any liability on the part of such Relevant Obligor to any third party.

21.4	Without prejudice to the provisions of Clause 21.3, if, for any reason, a Relevant Obligor claims or is required to claim in the liquidation, winding-up, dissolution or analogous proceedings in relation to any Obligor, then such Relevant Obligor shall direct that all dividends and other distributions in respect of its claim be paid to the Security Trustee for application in accordance with the provisions of Clause 20 and, to the extent that any such dividend or other distribution is actually paid to such Relevant Obligor, such Relevant Obligor, shall hold any amount received by it on trust for the Parties and shall pay that amount over to the Security Trustee as soon as it is received.

21.5	Each Relevant Obligor hereby agrees that it shall have no rights whatsoever to instruct, or give directions to, the Security Trustee or to require that the Security Trustee take any action or exercise any right, remedy or power, in each case in relation to any matter including, without limitation, the Trust, the Trust Property and/or the Trust Documents and that it shall not form part of the Instructing Group in any circumstances.

21.6	Each Relevant Obligor hereby agrees that the Security Trustee shall not be required to consult with, or have regard to the interests of, any Obligor when taking any action (including, without limitation, any enforcement action) or when exercising any right, remedy or power, in each case in relation to any matter including, without limitation, the Trust, the Trust Property and/or the Trust Documents.

22.	COSTS AND EXPENSES

22.1	The Borrower shall from time to time on first demand reimburse each Finance Party for all reasonable Expenses (including reasonable legal fees together with irrecoverable VAT and disbursements) incurred by it in relation to the negotiation, preparation and execution of any and all Transaction Documents provided that the Borrower shall not be required to reimburse a Finance Party for any such Expenses to the extent incurred in connection with any Transfer Certificate or the transfer effected thereby (except in connection with any mitigating action pursuant to Clause 17).

22.2	The Borrower shall from time to time on first demand reimburse each Finance Party for all reasonable Expenses (including reasonable legal fees together with irrecoverable VAT and disbursements) incurred by it in relation to the preservation of any of the rights of any of the Finance Parties under this Agreement or any other Transaction Document, or in relation to any proposed amendment to this Agreement or any such other Transaction Document (except where the proposed amendment is requested by any Finance Party), or any request for a consent or waiver hereunder or thereunder provided that the Borrower shall not be required to reimburse a Finance Party for any such Expenses to the extent incurred in connection with any Transfer Certificate or the transfer effected thereby (except in connection with any mitigating action pursuant to Clause 17).

22.3	The Borrower shall from time to time on first demand reimburse each Finance Party for all Expenses (including legal fees together with irrecoverable VAT and disbursements) incurred by it in relation to the enforcement of any of the rights of the Finance Parties under this Agreement (including any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving any Event of Default) or any other Transaction Document.

22.4	The Borrower shall on demand pay all stamp, registration and other documentary Taxes to which this Agreement or any other Transaction Document is or at any time may be subject and shall on demand indemnify the Security Trustee against any Expenses which result from any failure to pay or any delay in paying any such Tax and in respect of which the Security Trustee shall not have previously been indemnified under Clause 15.

23.	CONFIDENTIALITY

23.1	Each Party shall, and shall procure that its officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the other Parties, disclose to any third party, a Transaction Document or any of the terms of a Transaction Document or any documents or materials supplied by or on behalf of any Party in connection with a Transaction Document, save that any Party shall be entitled to make such disclosure:

(a)	in the case of a Lender, as permitted pursuant to Clause 31.17;

(b)	in the case of the Borrower, (i) to any Affiliate of the Borrower and (ii) in connection with any public or private offering of shares or other securities in the Borrower or any Affiliate of the Borrower, to any bona fide potential equity investor in relation to the Borrower or any direct shareholder in the Borrower, subject in each case to the Borrower obtaining an undertaking from such person in the terms of this Clause 23 provided that the Borrower shall have notified the Facility Agent of any proposal to effect any such disclosure at least five (5) Business Days prior to the proposed date of disclosure and the Facility Agent (acting reasonably) shall have confirmed that it has no objection to such disclosure;

(c)	to an Indemnitee;

(d)	in connection with any proceedings arising out of or in connection with a Transaction Document to the extent that such Party may consider necessary to protect its interests;

(e)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any law;

(f)	to its auditors, legal or tax advisors or other professional advisers; or

(g)	if required to do so by any applicable law (which shall include, in the case of the Borrower, the rules of any applicable stock exchange in the context of the IPO) or in order for such Party to comply with its obligations under a Transaction Document, provided that under no circumstances may the commercial or economic terms of a Transaction Document or any documents or materials supplied by or on behalf of any Party in connection with a Transaction Document be disclosed to Lease Corporation International (Aviation) Limited or any of its Affiliates.

23.2	For the avoidance of doubt, nothing in Clause 23.1 shall be taken to prevent the Borrower, the Purchaser or the Sponsor from disclosing information, and the consent of the Finance Parties will not be required, to the extent that disclosure is required (a) to confirm to Lease Corporation International (Aviation) Limited fulfilment of the financing condition precedent under the Share Sale and Purchase Agreement or (b) as a basis upon which to request further documentation from Lease Corporation International (Aviation) Limited to fulfil any of the conditions set out in Schedule 7.

24.	ENFORCEMENT OF AND OTHER ACTION UNDER THE TRUST DOCUMENTS

24.1	No Enforcement by Finance Parties

None of the Finance Parties (other than the Security Trustee) shall have any independent power to enforce any of the Trust Documents, to exercise any rights and/or powers or to grant any consents or releases under or pursuant to any of the Trust Documents or otherwise have direct recourse to the security constituted by any of the Trust Documents.

24.2	Action under Trust Documents

If an Event of Default shall occur and be continuing, then subject to the Security Trustee being indemnified to its satisfaction and without prejudice to Clause 24.1, the

Security Trustee shall (acting on the instructions of the Instructing Group) ensure that the appropriate person takes such action (including, without limitation, the exercise of all rights and/or powers and the granting of consents or releases) or, as the case may be, refrains from taking such action under or pursuant to the Trust Documents as the Instructing Group shall specifically direct the Security Trustee. Unless and until the Security Trustee shall have received such directions or instructions, the Security Trustee shall not be required to ensure that any action is taken under any of the Trust Documents.

25.	APPOINTMENT AND POWERS OF THE SECURITY TRUSTEE

25.1	Each of the Finance Parties irrevocably appoints the Security Trustee as its agent and trustee to hold the Trust Property on its behalf on the terms set out in this Agreement and in the Trust Documents.

25.2	By virtue of the appointment pursuant to Clause 25.1, each of the Finance Parties hereby authorises the Security Trustee (whether or not by or through its employees as agents) to take such action on its behalf and to exercise such powers as are specifically delegated to the Security Trustee by this Agreement together with such powers and rights as are reasonably incidental thereto.

25.3	The Security Trustee shall have no duties, obligations or liabilities to any of the parties by whom it has been appointed beyond those expressly stated in this Agreement and specifically (but without prejudice to the generality of the foregoing) the Security Trustee shall not be obliged to take any action or exercise any rights, remedies or powers under or pursuant to this Agreement beyond those which it is specifically instructed in writing to take or exercise as provided in Clause 24 and then only to the extent stated in such specific written instructions.

25.4	The Parties agree, in relation to any jurisdiction the courts of which do not recognise or give effect to the trusts expressed to be constituted by this Agreement, that the relationship of the Finance Parties to the Security Trustee shall in the case of each of the trusts constituted hereby be construed simply as one of principal and agent but, to the fullest extent permissible under the laws of each and every such jurisdiction, this Agreement shall have full force and effect as between the Parties.

26.	DECLARATION OF TRUST, SUPPLEMENTAL PROVISIONS

26.1	The Security Trustee hereby accepts its appointment under Clause 25 as agent and trustee in relation to the Trust Property with effect from the date of this Agreement and irrevocably acknowledges and declares that from such date it holds the same on trust for the respective Finance Parties and that it shall apply, and deal with, the Trust Property (including, without limitation, any moneys received by the Security Trustee under the Trust Documents) in accordance with the provisions of this Agreement.

26.2	The trusts constituted or evidenced by this Agreement shall remain in full force and effect until whichever is the earlier of the expiration of a period of eighty (80) years from the date of this Agreement, and receipt by the Security Trustee of written confirmation from the Facility Agent that all the obligations and liabilities for which the Trust Documents are constituted as security have been discharged in full. The Parties declare that the perpetuity period applicable to this Agreement shall, for the purposes of the Perpetuities and Accumulations Act 1964 be a period of eighty (80) years from the date of this Agreement.

26.3	The Security Trustee may, in the conduct of any trusts constituted by this Agreement and in the conduct of its obligations under and in respect of any of the Trust Documents, instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money). Any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts. The Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent.

26.4	In its capacity as trustee in relation to the Trust Documents, the Security Trustee shall, without prejudice to any of the powers and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Trust Documents), have all the same powers as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any of the Trust Documents.

26.5	In its capacity as agent and/or trustee in relation to the Trust Documents, the Security Trustee shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Trust Documents as it affects the Security Trustee and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of the Security Trustee) shall, in the absence of manifest error, be conclusive and shall bind all the other Parties.

26.6	The Security Trustee shall be entitled (and bound) to assume that any directions received by it from the Facility Agent under or pursuant to this Agreement or any of the other Transaction Documents are the directions of the Facility Agent itself acting pursuant to the provisions of the Transaction Documents. The Security Trustee shall not be liable to the Finance Parties (or any of them) for any action taken or omitted under or in connection with this Agreement or any of the other Transaction Documents in accordance with any such directions unless caused by the gross negligence or wilful misconduct of the Security Trustee.

26.7	The Security Trustee shall be entitled to place all Trust Documents and other deeds, certificates and other documents relating to the Trust Property or any of them in any safe deposit, safe or receptacle selected by the Security Trustee or with any solicitor or firm of solicitors and may make any such arrangements as it thinks fit for allowing each Finance Party access to, or its solicitors or auditors possession of, such documents when necessary or convenient, and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

26.8	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

27.	CHANGE OF SECURITY TRUSTEE

27.1	The Security Trustee may retire from its appointment as Security Trustee of the Trusts under this Agreement without giving any reason and without being responsible for any costs occasioned by such retirement having given to the Finance Parties and the Borrower not less than thirty (30) days’ (or, following the date upon which all of the Secured Obligations shall have been duly and finally discharged, five (5) days’) notice of its intention to do so provided always that no such retirement shall take effect unless there has been appointed as a successor security agent and trustee in respect of the Trust by instrument in writing signed by the Security Trustee:

(a)	a reputable and experienced bank or financial institution with offices in London or Germany (or, if different, any Lender) nominated by the Lenders after (for so long as there shall not have occurred and be continuing an Event of Default) consultation in good faith with the Borrower; or

(b)	failing such a nomination, any reputable trust corporation, bank or financial institution with offices in London or Germany (or, if different, any Lender) nominated by the Security Trustee after consultation in good faith with the Finance Parties and (for so long as there shall not have occurred and be continuing an Event of Default) the Borrower, and, in either case, such successor security trustee shall have duly accepted such appointment by delivering to the Facility Agent written confirmation (in a form acceptable to the Facility Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original Party.

27.2	An Instructing Group may at any time require the Security Trustee to retire from its appointment as Security Trustee with respect to the Trust under this Agreement without giving any reason upon giving to the Security Trustee and the Borrower not less than thirty (30) days’ prior written notice to such effect. The Security Trustee agrees to co-operate in giving effect to such resignation in accordance with any such notice duly received by it and, in such connection, shall execute all such deeds and documents as the Facility Agent may reasonably require in order to provide for (a) such resignation, (b) the appointment of a successor security agent and trustee of all the Trusts and (c) the transfer of the rights and obligations of the Security Trustee under this Agreement to such successor, in each case in a legal, valid and binding manner. The retiring Security Trustee shall not be responsible for any costs occasioned by such retirement (including in relation to any such deeds or documents previously referred to in this Clause 27.2).

27.3	Upon any successor to the Security Trustee being appointed pursuant to Clauses 27.1 or 27.2, the retiring Security Trustee shall be discharged from any further obligation under this Agreement with respect to the Trust Property and its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been a Party in place of the retiring Security Trustee.

27.4	If any appointment of a successor security trustee pursuant to this Clause 27 gives rise to an obligation on the part of any Obligor to make a payment under any Transaction Document in excess of that which it would have been obliged to make thereunder had no such appointment taken place, then the relevant Obligor shall not be obliged (other than as a result of a Change in Law after the date of such appointment) to make any payment thereunder in excess of that which it would have been obliged to make had such appointment not taken place, unless (a) such appointment is made at the request of an Obligor or (b) such appointment is necessary in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

27.5	Each Party hereby agrees, for so long as no Event of Default shall have occurred and be continuing, that no successor security trustee appointed pursuant to this Clause 27 shall be a person who is, in the opinion of the Borrower (acting reasonably) a competitor of the Borrower.

28.	FACILITY AGENT

28.1	Each of the Lenders irrevocably appoints the Facility Agent as its agent for the purposes of this Agreement and the other Transaction Documents and authorises the Facility Agent (whether or not by or through employees or agents) to take such action on the relevant Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to Facility Agent by this Agreement, together with such powers and discretions as are reasonably incidental thereto. The Facility Agent shall not, however, have any duties, obligations or liabilities to the Lenders beyond those expressly stated in this Agreement and the other Transaction Documents.

28.2	Each of the Finance Parties agrees as follows:

(a)	unless a contrary indication appears in a Transaction Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Instructing Group (or, if so instructed by the Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Instructing Group;

(b)	unless a contrary indication appears in a Transaction Document, any instructions given by the Instructing Group will be binding on all the Finance Parties;

(c)	the Facility Agent may refrain from acting in accordance with the instructions of the Instructing Group (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions;

(d)	in the absence of instructions from the Instructing Group, (or if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders; and

(e)	the Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Transaction Document.

28.3	The Facility Agent may retire from its appointment as agent for the Lenders having given to the Lenders and the Borrower not less than thirty (30) days notice of its intention to do so provided always that no such retirement by the Facility Agent shall take effect unless there has been appointed by the Lenders as a successor agent either:

(a)	any reputable and experienced bank or financial institution with offices in London or Germany (or, if different, any Lender) nominated by the Lenders after (for so long as there shall not have occurred and be continuing an Event of Default) consultation in good faith with the Borrower; or

(b)	failing such a nomination, any reputable and experienced bank or financial institution with offices in London or Germany (or, if different, any Lender) nominated by the Facility Agent after consultation in good faith with the Lenders and (for so long as there shall not have occurred and be continuing an Event of Default) the Borrower.

28.4	The Instructing Group may at any time require the Facility Agent to retire from its appointment as Facility Agent under this Agreement and the other Transaction Document without giving any reason upon giving to the Facility Agent and the Borrower not less than thirty (30) days’ prior written notice to such effect. The Facility Agent agrees to co-operate in giving effect to such resignation in accordance with any such notice duly received by it and, in such connection, shall execute all such deeds and documents as the Lenders may reasonably require in order to provide for (a) such resignation, (b) the appointment of a successor facility agent and (c) the transfer of the rights and obligations of the Facility Agent under this Agreement and the other Transaction Documents to such successor, in each case in a legal, valid and binding manner. The retiring Facility Agent shall not be responsible for any costs occasioned by such retirement (including in relation to any such deeds or documents previously referred to in this Clause 28.4).

28.5	Upon any such successor as aforesaid being appointed, the retiring Facility Agent shall be discharged from any further obligation under this Agreement and its successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been a Party in place of the retiring Facility Agent.

28.6	If any appointment of a successor facility agent pursuant to this Clause 28 gives rise to an obligation on the part of any Obligor to make a payment under any Transaction Document in excess of that which it would have been obliged to make thereunder had no such appointment taken place, then the relevant Obligor shall not be obliged (other than as a result of a Change in Law after the date of such appointment) to make any payment thereunder in excess of that which it would have been obliged to make had such appointment not taken place, unless (a) such appointment is made at the request of an Obligor or (b) such appointment is necessary in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

28.7	Each Party hereby agrees, for so long as no Event of Default shall have occurred and be continuing, that no successor facility agent appointed pursuant to this Clause 28 shall be a person who is, in the opinion of the Borrower (acting reasonably) a competitor of the Borrower.

29.	COMMON FACILITY AGENT AND SECURITY TRUSTEE

Notwithstanding that the Facility Agent and the Security Trustee may from time to time be the same legal entities, the Facility Agent and the Security Trustee have each entered into this Agreement in their separate capacities as agent for the relevant Lenders and as security agent and trustee for the Finance Parties under and pursuant to the Transaction Documents provided always that, where this Agreement provides for such entity to communicate with or provide instructions to another such entity, it will not be necessary, for so long as such entities are the same or related entities, for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

30.	REPRESENTATIVES

30.1	Each Representative shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

30.2	Each Representative may refrain from doing anything which would, or might in its reasonable opinion, be contrary to any law of any jurisdiction or any directive, regulation or regulatory requirement of any state (or any agency thereof) or which would or might render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive, regulation or regulatory requirement.

30.3	Each Representative shall notify the other Representative as soon as is reasonably practicable, of the contents of any communication received by it from any Relevant Person pursuant to any Transaction Document.

30.4	Each Representative may assume that each Lender’s Lending Office is that specified, in the case of the Initial Lender, in Clause 33.3 or, in the case of any other Lender, in the Transfer Certificate whereby such Lender became a Party until it has received from the relevant Lender a notice designating some other office of the relevant Lender as its Lending Office and act upon any such notice until the same is superseded by a further such notice.

30.5	Except with the prior written consent of each of the Finance Parties and subject as otherwise provided in this Agreement, neither Representative shall have authority on behalf of the Finance Parties to agree with any Obligor or any other person any amendment (other than an amendment described in Clause 30.6) to any Transaction Document which would:

(a)	reduce the Margin or the amount of any payment to be made for account of any of the Finance Parties under any Transaction Document;

(b)	alter the due date (including any Repayment Date), reduce the amount or alter the currency of any payment of principal, interest or other amount payable under any Transaction Document;

(c)	subject any Lender to any obligations not expressly contemplated by any Transaction Document;

(d)	alter the Availability Period;

(e)	amend, modify or vary the definition of “Lenders” in this Agreement;

(f)	amend, modify, vary, release or discharge any of the Security Documents or the Liens constituted thereby or consent to any of the same save in accordance with the terms of this Agreement and the other Transaction Documents; or

(g)	amend, modify or vary this Clause 30.5.

30.6	Either Representative may, without the prior written consent of the other Finance Parties, amend on behalf of the Finance Parties any provision of this Agreement or any other Transaction Document if such amendment is necessary to correct any manifest error herein or therein, and any such amendment shall be binding on all of the Finance Parties.

30.7	With respect to its own participation in the Loan (if any), each Representative shall have the same rights and powers under this Agreement and the Transaction Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it (as agent or security agent and trustee) under this Agreement or, as the case may be, the Transaction Documents, and the term “Lender” shall, unless the context otherwise indicates, include such Representative. Neither this Agreement nor any Transaction Document shall (nor shall the same be construed so as to) constitute a partnership between the Parties or any of them or so as to establish a fiduciary relationship between either Representative (in any capacity) and any other person.

30.8	Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by either Representative to induce it to enter into any Transaction Document and that it has made and will continue to make, without reliance on either Representative and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each Relevant Person and its own independent investigation of the financial condition and affairs of each Relevant Person in connection with the making and continuation of any of the Advances. Neither Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide the Lenders with any credit or other information with respect to any Relevant Person whether coming into its possession before the making of an Advance or at any time thereafter. Neither Representative shall have any duty or responsibility for the completeness or accuracy of any information given by any Relevant Person in connection with or pursuant to any Transaction Document, whether the same is given to such Representative and passed on by it to any Lenders or otherwise.

30.9	Neither Representative shall have any responsibility to any Finance Party:

(a)	on account of the failure by any Relevant Person to perform its obligations under any Transaction Document; or

(b)	for the financial condition of any Relevant Person; or

(c)	for the completeness or accuracy of any statements, representations or warranties in any Transaction Document or any document delivered under this Agreement or any of the other Transaction Documents; or

(d)	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or any of the other Transaction Documents or of any certificate, report or other document executed or delivered under this Agreement or any of the other Transaction Documents; or

(e)	to investigate of make enquiry into the title of any Relevant Person to the Trust Property or any part thereof; or

(f)	for the failure to register any Transaction Document on any register with any authority, court or relevant body; or

(g)	for the failure to take or require any Relevant Person or any provider of insurances or reinsurances, to take any steps to render any of the Trust Property effective or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(h)	otherwise in connection with either Advance or the negotiation of any Transaction Document; or

(i)	otherwise in connection with the Transaction Documents and their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Instructing Group and/or in accordance with any provision of any Transaction Document.

30.10	Each Representative shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

30.11	Each Representative may, without any liability to account to any of the Finance Parties, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with any Relevant Person or any of its Affiliates or associated companies or any of the other Finance Parties as if it were not an agent or security agent and trustee hereunder.

31.	TRANSFERS

31.1	This Agreement shall be binding upon and enure to the benefit of each Party and its successors, permitted assigns and permitted transferees.

31.2	Subject to this Clause 31, a Lender (the “Existing Lender”) may assign any of its rights, or transfer by novation any of its rights and obligations, under any Transaction Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

31.3	The consent of the Borrower is required for an assignment or transfer by an Existing Lender provided that such consent shall not be required in relation to any such transfer (a) to an existing Finance Party or an Affiliate of an existing Finance Party, (b) to any person that (i) is engaged in the aircraft finance business (other than a person whose principal business is aircraft operating leasing), (ii) has a Standard & Poor’s long-term credit rating of at least BBB and (iii) is organised under the laws of any OECD country or (c) following the occurrence of an Event of Default that is continuing.

31.4	If required, the consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless such consent is expressly refused by the Borrower within that time.

31.5	An assignment will only be effective on:

(a)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(b)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

31.6	A transfer by novation will only be effective if the procedure set out in Clauses 31.13 to 31.15 inclusive is complied with.

31.7	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Transaction Documents or changes its Lending Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment pursuant to Clause 15 or Clause 16 to the New Lender or Lender acting through its new Lending Office, then the New Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred unless (i) the assignment, transfer or change is made in connection with the provisions of Clause 17 or at the request of an Obligor or (ii) the assignment, transfer or change is required in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

31.8	If any assignment or transfer by a Lender of its rights or obligations under the Transaction Documents or any change in the Lending Office of a Lender gives rise to an obligation on the part of an Obligor to make a payment under any Transaction Document in excess of that which it would have been obliged to make under such Transaction Document had no such assignment, transfer or change taken place, then such Obligor shall not be obliged (other than as a result of a Change in Law after the date of such assignment, transfer or change) to make any payment under any Transaction Document to the relevant New Lender or Lender in excess of that which it would have been obliged to make had such assignment, transfer or change not taken place unless (a) the assignment, transfer or change is made in connection with the provisions of Clause 17 or at the request of an Obligor or (b) the assignment, transfer or change is required in order to comply with any Change in Law or any request from or requirement of any Governmental Authority (whether or not having the force of law but in respect of which compliance is generally customary).

31.9	The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of one thousand Dollars (US$1,000).

31.10	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

31.11	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Transaction Documents or any Commitment is in force.

31.12	Nothing in any Transaction Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

31.13	Subject to the conditions set out above in this Clause, a transfer is effected in accordance with Clause 31.15 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 31.14, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

31.14	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

31.15	On the Transfer Date:

(a)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Transaction Documents and in respect of the Trust Property, each of the Relevant Obligors and the Existing Lender shall be released from further obligations towards one another under the Transaction Documents and in respect of the

Trust Property and their respective rights against one another under the Transaction Documents and in respect of the Trust Property shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Relevant Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Facility Agent, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Trust Property as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Transaction Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

31.16	The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

31.17	Disclosure of information is subject to the following conditions:

(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Transaction Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Transaction Documents or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, its Affiliates and the Transaction Documents as that Lender shall consider appropriate.

(b)	Any Finance Party may disclose such information to a rating agency or its professional advisers or (with the consent of the Borrower) any other person.

31.18	No Obligor may assign any of its rights or transfer any of its rights and/or obligations under the Transaction Documents.

32.	MISCELLANEOUS

32.1	This Agreement may be executed in any number of counterparts and on separate counterparts, each of which when executed shall constitute an original, but all counterparts shall together constitute one and the same instrument.

32.2	Any amendment, supplement or variation to any Transaction Document must be in writing and executed by each party to such Transaction Document.

32.3	Neither the failure to exercise, nor the delay in any exercise of, nor the single or partial exercise of, any right, power or remedy by any Finance Party under or in relation to this Agreement shall (a) operate as a waiver of such right, power or remedy, (b) prevent any further or other exercise of such right, power or remedy or (c) prevent the exercise of any other right, power or remedy. The rights, powers and remedies of each Finance Party provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

32.4	Any waiver or consent given by a Party under or in relation to this Agreement must, in order to be effective, be in writing and shall only be effective in the specific circumstances in which it is given.

32.5	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

32.6	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement provided that each Indemnitee shall be entitled to enforce and enjoy the benefit of the terms of Clause 14 subject to and in accordance the provisions thereof.

33.	NOTICES

33.1	Unless otherwise expressly provided in this Agreement, all notices, requests, demands or other written communications in relation to this Agreement (for the purposes of this Clause 33, “Written Notices”) shall, in order to be effective, be in English and in writing and shall be delivered by letter or by facsimile transmission.

33.2	All Written Notices shall:

(a)	in order to be effectively delivered to a Party, be:

(i)	left at the postal address of that Party set out in Clause 33.3;

(ii)	posted by first class (if to a local destination) or airmail (if to an international destination) postage prepaid or sent with an internationally recognised courier service, in each case in an envelope addressed to that Party at its postal address set out in Clause 33.3; or

(iii)	sent by facsimile to the facsimile number of that Party set out in Clause 33.3; and

(b)	be effective and deemed to have been delivered to a Party:

(i)	in the case of a letter (x) if delivered in the manner referred to in Clause 33.2(a)(i), when left at the postal address of that Party or (y) if delivered in the manner referred to in Clause 33.2(a)(ii), five (5) Business Days after having been posted or deposited with the relevant courier service; or

(ii)	in the case of a facsimile transmission, upon receipt by the sender of a transmission slip confirming that the entire Written Notice has been sent to the correct facsimile number (provided that if the time of dispatch of a facsimile transmission is not within normal business hours on a business day in the country of the recipient, such facsimile transmission shall be deemed to have been delivered at the opening of business on the next succeeding business day in such country).

33.3	The addresses of the Parties for the purposes of this Clause 33 are as follows:

(a)	Each Relevant Obligor

c/o GAHF (Ireland) Limited

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Attention:	Matsack Trust Limited (Company Secretary)
Fax:	+353 1 232 3333

(b)	the Initial Lender, the Facility Agent and the Security Trustee

Norddeutsche Landesbank Girozentrale

Ship and Aircraft Finance Department

Friedrichswall 10

30159 Hannover

Federal Republic of Germany

Attention:	Officer in Charge
Fax:	+49 511 361 4785

(c)	any Lender (other than the Initial Lender), to it at the address designated for such purpose in the Transfer Certificate by which it becomes a party to this Agreement or, in each case, such other address as one Party may from time to time designate to the other Parties upon not less than five (5) Business Days notice.

33.4	All notices from any Obligor to a Finance Party shall be sent through the Facility Agent and all notices from a Finance Party to any Obligor shall be sent through the Facility Agent.

34.	RECOURSE

34.1	Each Obligor, as security for its obligations under the Transaction Documents to which it is a party, is willing to create Liens for the benefit of the Finance Parties pursuant to the Security Documents. In recognition of the willingness of each Obligor to do such acts and things each of the Finance Parties is prepared to limit its recourse against each Obligor as provided in this Clause 34.

34.2	Notwithstanding anything contained herein (save in this Clause 34) or in any of the other Transaction Documents to the contrary, the Parties irrevocably and unconditionally agree that the rights of the Finance Parties to enforce (whether by legal proceedings or otherwise) the obligations of each Obligor under the Transaction Documents shall be limited to:

(a)	the recovery from such Obligor or from any other person of all sums that are paid to or recovered by such Obligor (or any person claiming through or on behalf of such Obligor) pursuant to any provision of any of the Transaction Documents or as a result of the enforcement of any of the Transaction Documents; and

(b)	the realisation of any proceeds from the enforcement of any security granted to the Security Trustee under any of the Security Documents,

provided that in calculating the amount due from an Obligor pursuant to Clauses 34.2(a) and 34.2(b), there shall be deducted any amounts in each case (i) to the extent that such Obligor is not entitled to retain such sums or proceeds as against any third party by virtue of any law, including as a result of any judgment or order of any court or in any bankruptcy of such third party and (ii) to the extent that such Obligor is obliged to apply any such sums or proceeds or part thereof in discharge of any liability of it to pay Taxes.

34.3	This Clause 34 shall be of no application if any Finance Party incurs any Loss (a) as a result of the gross negligence or wilful misconduct of an Obligor, (b) as a result of the occurrence of any Recourse Event of Default or (c) as a result of any representation or warranty made or deemed to be made by an Obligor in this Agreement at any time proving to have been false or incorrect in any material respect on the date as of which made or deemed to be made (and such Finance Party shall be at liberty to pursue all its rights and remedies against such Obligor in respect of such loss, damage, liability, claim or expense without restriction in the event of any such circumstances).

34.4	Notwithstanding the provisions of Clause 34.2, each Relevant Obligor undertakes and agrees with each Finance Party that:

(a)	each of the obligations of each Obligor under each Transaction Document (i) is a continuing obligation (unless and until the Security Trustee confirms that its rights and remedies under the Transaction Documents have been fully, finally and indefeasibly exhausted and extinguished), (ii) shall not be extinguished by reason of any inability of any Party to enforce such obligation as a result of the limitation on recourse contained herein or by performance in part of any such obligation and (iii) is due to be performed on the date on which it is expressed by the terms of such Transaction Document to become due to be performed; and

(b)	the provisions of Clause 34.2 shall not derogate from or otherwise limit the right of recovery, realisation or application by any Finance Party under or pursuant to any of the Transaction Documents or anything assigned, mortgaged, charged, pledged or secured under or pursuant to any of the Security Documents.

35.	GOVERNING LAW AND JURISDICTION

35.1	This Agreement is governed by and shall be construed in accordance with English law.

35.2	Each Party irrevocably agrees for the benefit of each of the other Parties that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding (“Proceedings”), and to settle any disputes, which may arise out of or in connection with this Agreement and for such purpose irrevocably submits to the jurisdiction of such courts.

35.3	Each Relevant Obligor agrees that the process by which any Proceedings are begun may be served on it by being delivered to Clifford Chance Secretaries Limited at 10 Upper Bank Street, London E14 5JJ, England (for the attention of Denise Miller) or, if different, its registered office in England from time to time. If such person ceases to act or to be appointed as process agent in relation to a Relevant Obligor, such Relevant Obligor will promptly appoint a replacement process agent in England acceptable to the Security Trustee and notify the Security Trustee in writing thereof. Failing any such appointment by a Relevant Obligor, the Relevant Obligor hereby by way of security irrevocably appoints the Security Trustee as its attorney to appoint another such process agent on its behalf. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

35.4	The submission by the Parties to the jurisdiction mentioned in Clause 35.2 shall not (and shall not be construed so as to) limit the right of any Party to take Proceedings against any other Party in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not if and to the extent permitted by applicable law.

35.5	Each Relevant Obligor hereby consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

35.6	To the extent that any Relevant Obligor may in any jurisdiction claim for itself or themselves or its assets immunity from suit, execution, attachment (whether in aid of execution, or their judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or themselves or its or their asset such immunity (whether or not claimed) such Relevant Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the Parties the day and year first above written.

EXECUTION PAGE 1

NORDLB / GAHF – LOAN AGREEMENT

Sponsor

for and on behalf of
GLOBAL AVIATION HOLDINGS FUND LIMITED
Name:
Title:

Borrower

for and on behalf of
GAHF (IRELAND) LIMITED
Name:
Title:

Purchaser

for and on behalf of
CALEDONIAN AVIATION HOLDINGS LIMITED
Name:
Title:

EXECUTION PAGE 2

NORDLB / GAHF – LOAN AGREEMENT

Initial Lender

for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
Name:	Carola Emmerich
Title:	Attorney-in-Fact

Facility Agent

for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
Name:	Carola Emmerich
Title:	Attorney-in-Fact

Security Trustee

for and on behalf of
NORDDEUTSCHE LANDESBANK GIROZENTRALE
Name:	Carola Emmerich
Title:	Attorney-in-Fact